                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              LADD FURNITURE, INC.
                (Name of Registrant as Specified in Its Charter)

                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (Check the appropriate box): $125.00 FILING FEE PAID BY WIRE TRANSFER

[X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

 (1) Title of each class of securities to which transaction applies:

 (2) Aggregate number of securities to which transaction applies:

 (3) Per unit price or other underlying value of transaction computed pursuant to Exchange
      Act rule 0-11:

   (4) Proposed maximum aggregate value of transaction:

[ ] Check box if any part of the fee is offset as provided by Exchange Act rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

   (1) Amount Previously Paid:

   (2) Form, Schedule or Registration Statement No.:

   (3) Filing Party:

   (4) Date Filed:

                                   Notice of

                                      1996

                                     Annual

                                    Meeting

                                Proxy Statement

                           Annual Report on Form 10-K

                           (Ladd Furniture, Inc. Logo)

(Ladd Furniture, Inc. Logo) ONE PLAZA CENTER BOX HP 3
                            HIGH POINT, NORTH CAROLINA
                            27261-1500 USA
                            TEL 910-889-0333 FAX 910-888-6344

                                                                   April 1, 1996

Dear Shareholder:

     The Board of Directors cordially invites you to attend LADD's Annual Meeting of Shareholders to be held on Tuesday, May 2, 1996, in High Point, NC. In the following pages, you will find information about the meeting plus a Proxy Statement.

     During the business session, we will review LADD's past year and look at our plans and prospects for the future. Shareholders will also have the opportunity to discuss their company with the directors and officers of LADD.

     Please also note that enclosed with the Proxy Statement as Appendix A is LADD's 1995 Annual Report on Form 10-K as filed with the Securities and Exchange Commission which contains, among other information, LADD's annual financial statements and review of operations. We have adopted this new format for this year's proxy statement with the goal of providing more cost effective disclosure of information about LADD to our shareholders.

     If you cannot be with us in person, please be sure to vote your shares by proxy. Just mark, sign and date the enclosed proxy card and return it in the postage-paid envelope. Your prompt return of the card will help LADD avoid additional solicitation costs. In person or by proxy, your vote is important.

     I hope you can join us at the Annual Meeting.

                                         Sincerely,
                                         (Signature of Fred L. Schuermann, Jr.)
                                         FRED L. SCHUERMANN, JR.
                                         PRESIDENT AND CHIEF EXECUTIVE
                                         OFFICER

                               TABLE OF CONTENTS

Notice of Annual Meeting..............................................................................................      1
Proxy Statement
  General.............................................................................................................      2
  Voting Securities...................................................................................................      2
  Security Ownership of Certain Beneficial Owners and Management......................................................      2
  Nominees for Election of Directors..................................................................................      4
  Executive Cash Compensation and Related Information.................................................................      5
  Long-Term Incentive Plan -- Awards in 1995..........................................................................     11
  Defined Benefit Plans...............................................................................................     11
  Other Compensation..................................................................................................     13
  Comparative Company Performance.....................................................................................     14
  The Board of Directors Committees and Meetings......................................................................     15
  Approval of Amendment of LADD Furniture, Inc. 1994 Incentive Stock Option Plan......................................     15
  Ratification of Independent Public Accountants......................................................................     19
  Date for the Receipt of Shareholder Proposals.......................................................................     20
  Other Business......................................................................................................     20
  Form 10-K...........................................................................................................     20
  Solicitation of Proxies.............................................................................................     20
Appendix A:
Annual Report on Form 10-K
  PART I
  Item  1.     Business...............................................................................................    A-2
  Item  2.     Properties.............................................................................................    A-6
  Item  3.     Legal Proceedings......................................................................................    A-7
  Item  4.     Submission of Matters to a Vote of Security Holders....................................................    A-7
  PART II
  Item  5.     Market for the Registrant's Common Stock and Related Security Holder Matters...........................    A-8
  Item  6.     Selected Financial Data................................................................................    A-9
  Item  7.     Management's Discussion and Analysis of Financial Condition and Results of Operations..................   A-10
  Item  8.     Financial Statements and Supplementary Data............................................................   A-14
  Item  9.     Changes in and Disagreements with Accountants on Accounting and Financial Disclosure...................   A-33
  PART III
  Item 10.     Directors and Executive Officers of the Registrant.....................................................   A-33
  Item 11.     Executive Compensation.................................................................................   A-33
  Item 12.     Security Ownership of Certain Beneficial Owners and Management.........................................   A-33
  Item 13.     Certain Relationships and Related Transactions.........................................................   A-33
  PART IV
  Item 14.     Exhibits, Financial Statement Schedules, and Reports on Form 8-K.......................................   A-34

                              LADD FURNITURE, INC.

                 NOTICE OF 1996 ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF
  LADD FURNITURE, INC.

     The annual meeting of the shareholders of LADD Furniture, Inc. will be held at the Radisson Hotel, 135 S. Main Street, High Point, North Carolina, on May 2, 1996, at 10:00 a.m., for the purpose of considering and acting upon the following:

     1. The election of eight directors;

     2. Approval of an Amendment to the Company's 1994 Incentive Stock Option Plan;

     3. Ratification of the appointment of KPMG Peat Marwick LLP as independent public accountants for the 1996 fiscal year; and

     4. All other business as may properly come before the meeting.

     Only shareholders of record as of the close of business on March 5, 1996, will be entitled to notice of, and to vote at, this meeting or at any adjournment thereof.

     The Company's Annual Report on Form 10-K for the fiscal year ended December 30, 1995, is enclosed as Appendix A. It is not to be considered part of the proxy soliciting material.

     Shareholders are requested to date, sign and return the enclosed proxy. An envelope is provided requiring no postage for mailing in the United States. Your prompt response will be appreciated.

                                         WILLIAM S. CREEKMUIR
                                         SECRETARY

April 1, 1996
LADD Furniture, Inc.
One Plaza Center, Box HP-3
High Point, North Carolina 27261-1500

                              LADD FURNITURE, INC.
                           One Plaza Center, Box HP-3
                     High Point, North Carolina 27261-1500

                                PROXY STATEMENT

GENERAL

     This Proxy Statement and form of proxy (the "Proxy") is solicited by and on behalf of the Board of Directors of LADD Furniture, Inc. (the "Company") for use at the 1996 Annual Meeting of Shareholders to be held at the Radisson Hotel, 135
S. Main Street, High Point, North Carolina, on May 2, 1996, at 10:00 a.m. and at any subsequent time which may be made necessary by its adjournment. This Proxy Statement and Proxy were mailed to shareholders on or about April 1, 1996.

     Only shareholders of record at the close of business on March 5, 1996, will be entitled to notice of, and to vote at the meeting. There were 7,724,259 shares of Common Stock outstanding on March 5, 1996.

     If the accompanying Proxy is properly signed and returned, the shares represented thereby will be voted. Where a choice is specified on any Proxy as to the vote on any matter to come before the meeting, the Proxy will be voted in accordance with such specification. If no choice is specified in a Proxy that is properly executed and returned, the Proxy will be voted FOR the nominees for directors named herein and FOR Items 2 and 3 of the accompanying Notice. Any shareholder giving the solicited Proxy may revoke it at any time before it is exercised, and any shareholder who has executed a Proxy and attends the meeting may elect to vote in person rather than by proxy. The Proxy may be revoked by the shareholder filing with the Secretary of the Company either a written instrument of revocation or a duly executed proxy bearing a later date.

VOTING SECURITIES

     The laws of North Carolina under which the Company is incorporated provide that each shareholder present or represented and entitled to vote on a matter at the meeting or any adjournment thereof, including with respect to the election of directors, will be entitled to one vote on such matter for each share held by him at the close of business on the record date. Other than the election of directors, which requires a plurality of the votes cast, each matter to be submitted to the shareholders requires the affirmative vote of a majority of the votes cast at the meeting. For purposes of determining the numbers of votes cast with respect to any voting matter, only those cast "for" or "against" are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Set forth in the table below are all persons known by management to own beneficially five percent or more of the Company's outstanding Common Stock as of December 30, 1995, except for Mr. Allen whose beneficial ownership has been determined as of March 5, 1996. The persons have sole voting and investment power except as noted:

                                                                                                   PERCENTAGE OF
                                                                              NUMBER OF SHARES      OUTSTANDING
NAME AND ADDRESS OF BENEFICIAL OWNER                                         BENEFICIALLY OWNED       SHARES
Richard R. Allen..........................................................         843,355(1)           10.9%
One Plaza Center, Box HP-3
High Point, NC 27261
Pioneering Management Corporation.........................................         625,598(2)            8.1%
60 State Street
Boston, Mass. 02109
FLB Investment Advisory Services, Inc.....................................         478,996(3)            6.2%
5400 University Avenue
West Des Moines, IA 50266
The Capital Group Companies, Inc..........................................         438,790(4)            5.6%
333 South Hope Street
Los Angeles, CA 90071

(1) Does not include 13,334 shares owned by Mr. Allen's wife and 11,865 shares held by Mr. Allen's wife as custodian or trustee for their children, as to such shares Mr. Allen disclaims beneficial ownership.

(2) Pioneering Management Corporation is an investment advisor that holds sole voting power over the shares but has shared disposition power.

(3) All such shares are held on behalf of various investment advisory clients of FLB Investment Advisory Services, Inc. ("FLB"), which have the right to receive or the power to direct receipt of dividends from or the proceeds from a sale of the shares. FLB has the sole power to vote and dispose of the shares.

(4) Capital Research and Management Company, a registered investment adviser and an operating subsidiary of The Capital Group Companies, Inc., exercised as of December 29, 1995 investment discretion with respect to 438,790 shares, or 5.60% of outstanding shares of the class, which were owned by various institutional investors. Said subsidiary has no power to direct the vote of the above shares.

     The following table shows the number of shares of the Company's Common Stock beneficially owned at March 5, 1996 by each director and each nominee for election to the Board of Directors of the Company and all named executive officers of the Company in addition to Mr. Richard R. Allen named in the table above who is a director. Also shown is information as to the beneficial ownership of all directors and executive officers as a group. The persons have sole voting and investment power except as noted:

                                                                                           PERCENTAGE OF
                                                                    NUMBER OF SHARES        OUTSTANDING
NAME                                                               BENEFICIALLY OWNED         SHARES
Daryl B. Adams................................................                834(1)              --(10)
William B. Cash...............................................              7,042(2)              --(10)
James H. Corrigan, Jr.........................................              7,742(3)              --(10)
William S. Creekmuir..........................................              6,280(4)              --(10)
O. William Fenn, Jr...........................................            323,623(5)             4.2%
Don A. Hunziker...............................................            241,711(6)             3.1%
Thomas F. Keller..............................................              7,476(7)              --(10)
L. Glenn Orr, Jr..............................................              1,000                 --(10)
Fred L. Schuermann, Jr........................................             17,046(8)              --(10)
All executive officers and directors as a group                         1,456,110(9)            18.8%
  (10 persons)(11)............................................

 (1) Includes currently exercisable options as to 834 shares.

 (2) Includes currently exercisable options as to 1,709 shares. Excludes 441 shares owned by Mr. Cash's wife, as to such shares Mr. Cash disclaims beneficial ownership.

 (3) Includes 76 shares owned jointly by Mr. and Mrs. Corrigan and currently exercisable options as to 1,709 shares.

 (4) Includes currently exercisable options as to 3,364 shares and 2,549 shares of restricted stock.

 (5) Does not include 8,889 shares held by Mr. Fenn's wife, as to such shares Mr. Fenn disclaims beneficial ownership. Includes currently exercisable options as to 250 shares.

 (6) Does not include 19,556 shares held by Mr. Hunziker's wife, as to such shares Mr. Hunziker disclaims beneficial ownership. Includes currently exercisable options as to 250 shares.

 (7) Includes currently exercisable options as to 1,709 shares.

 (8) Includes currently exercisable options as to 9,197 shares and 5,550 shares of restricted stock.

 (9) Includes currently exercisable options as to 19,022 shares and 10,795 shares of restricted stock.

(10) Less than 1%.

(11) Effective December 30, 1995, Mr. Allen retired as Chief Executive Officer of the Company but remained as Chairman of the Board. As of that date, Mr. Allen ceased being an executive officer of the Company but is included in the group total because he was an executive officer as of fiscal year ended December 30, 1995 and continued as a director of the Company.

                       NOMINEES FOR ELECTION OF DIRECTORS
               (PROPOSAL NUMBERED (1) IN THE ACCOMPANYING NOTICE)

     At the 1996 Annual Meeting, eight directors will be elected to hold office until the 1997 Annual Meeting or until their successors have been elected and qualified. It is proposed to nominate the eight persons listed below with brief statements of their principal occupations and other biographical information. All of the nominees are current directors. It is intended that the Proxyholders named in the Proxy will vote for the persons listed in the table below. Should any nominee named become unable to serve as a director, the shares represented by valid proxies will be voted for the election of such other person as the Board of Directors may recommend in his place, or the Board may recommend the nomination of only the remaining nominees.

                                              DIRECTOR          BUSINESS EXPERIENCE DURING PAST FIVE YEARS, DIRECTORSHIPS
NAME                                   AGE     SINCE                    IN PUBLIC COMPANIES AND FAMILY RELATIONS
Richard R. Allen....................   55       1981     Chairman of the Board of Directors since October 1991; Chief Executive
                                                           Officer from October 1991 to December 1995; President from October
                                                           1991 to January 1995; Vice Chairman of the Board of Directors from
                                                           January 1990 to October 1991; currently a director of Lighthouse
                                                           Financial Corporation and the American Furniture Manufacturers
                                                           Association.
William B. Cash(2)(3)...............   80       1983     Retired; chairman of board of directors of Turnpike Properties, Inc.
                                                           from 1980 to June 1985.
James H. Corrigan, Jr.(1)(3)........   70       1984     Chairman of the Board of Directors of Mebane Packaging Corporation
                                                           since 1980 and chairman, president and chief executive officer from
                                                           1980 to 1995; currently chairman of Piedmont BancShares Corp. and director of Old North State Bank and Norelli & Company.
O. William Fenn, Jr.(1).............   69       1982     Vice Chairman of the Board of Directors from January 1990 to March
                                                           1992; President and Chief Operating Officer of the Company from 1982 to January 1990; chairman of North Carolina Home Furnishings Export
                                                           Council, N.C. Department of Commerce; currently a director of the
                                                           American Furniture Hall of Fame, and Southern National Corporation.
Don A. Hunziker(2)..................   68       1981     Chairman Emeritus of the Board of Directors from October 1991 to
                                                           September 1992; Chairman of the Board of Directors and Chief
                                                           Executive Officer of the Company from 1982 to October 1991.
Thomas F. Keller(2)(3)..............   64       1983     Dean and R. J. Reynolds Industries Professor, Fuqua School of Business,
                                                           Duke University, from 1974 to present; currently a director of
                                                           Hatteras Income Securities, Inc., Nations Funds, Inc., Nations
                                                           Government Income Term Trust 2003, Inc., Nations Government Income
                                                           Term Trust, 2004, Inc., Nations Balanced Target Maturity Fund, Inc.,
                                                           American Business Products, Wendy's International, Inc., Mentor Funds
                                                           Trust, DIMON International, and Mebane Packaging Corporation.
L. Glenn Orr, Jr.(2)................   55       1996     President and chief executive officer of Orr Management Company since
                                                           February 1995; chairman, president and chief executive officer of
                                                           Southern National Corporation from October 1990 to February 1995;
                                                           currently a director of Highwoods Properties and Southern National
                                                           Corporation.
Fred L. Schuermann, Jr..............   50       1991     President and Chief Executive Officer since January 1996; President and
                                                           Chief Operating Officer from January 1995 to January 1996; Executive
                                                           Vice President from October 1991 to January 1995; Chief Financial
                                                           Officer, Secretary and Treasurer from January 1990 to July 1992;
                                                           Senior Vice President from January 1990 to October 1991.

(1) Member of the Audit Committee

(2) Member of the Compensation Committee

(3) Member of the Corporate Governance Committee

     In addition to Fred L. Schuermann, Jr., listed above under "Nominees for Election of Directors," the Company currently has the following executive officers:

NAME                                                          AGE                          POSITION HELD
Daryl B. Adams.............................................   49    Vice President since January 1994; Corporate Controller,
                                                                      Assistant Secretary, and Assistant Treasurer of the
                                                                      Company since January 1988.
Kenneth E. Church..........................................   44    Executive Vice President and president of the Company's
                                                                      Upholstery Group since January 1996; vice president of
                                                                      the Company from April 1994 to January 1996; president of
                                                                      Clayton-Marcus Company, Inc., a subsidiary of the
                                                                      Company, since February 1991.
William S. Creekmuir.......................................   40    Executive Vice President since January 1996 and Chief
                                                                      Financial Officer, Secretary and Treasurer since July
                                                                      1992; Senior Vice President from July 1992 to December
                                                                      1995; partner with KPMG Peat Marwick from July 1987 to
                                                                      July 1992; currently a director of the American Furniture
                                                                      Manufacturers Association -- Finance Division and vice
                                                                      chairman of the Advisory Council to the John A. Walker
                                                                      College of Business at Appalachian State University.
Michael P. Haley...........................................   45    Executive Vice President since March 1996; president of
                                                                      American Furniture Company, Incorporated and LADD
                                                                      Contract Sales Corporation, subsidiaries of the Company,
                                                                      since May 1994; president and chief executive officer of
                                                                      Lowenstein Furniture Group from November 1988 to May
                                                                      1994.
Donald L. Mitchell.........................................   52    Executive Vice President and president of the Company's
                                                                      Casegoods Group since January 1996; president of
                                                                      Universal Furniture, Inc. from 1992 to 1995; executive
                                                                      vice president of Universal Furniture from 1990 to 1992.

     COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934.
Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership (Form 3) and reports of changes in ownership (Forms 4 and 5) of Common Stock of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 30, 1995, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were met.

              EXECUTIVE CASH COMPENSATION AND RELATED INFORMATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Decisions on compensation of the Company's executives generally are made by the four-member Compensation Committee of the Board. Each member of the Compensation Committee is a non-employee director. Recommendations on compensation for the Company's Senior Executives (as defined below) are made to the Compensation Committee by the Chief Executive Officer. All decisions by the Compensation Committee relating to the compensation of the Company's executive officers are reviewed by the full Board, except for decisions about awards under the Company's incentive stock option plan, which must be made solely by the Committee in order for the grants under such plan to satisfy Exchange Act Rule 16b-3. Set forth below is a report prepared by Messrs. Cash, Hunziker, and Orr and Dr. Keller in their capacity as the Board's Compensation Committee addressing the Company's compensation policies for 1995 as they affected Mr. Richard R. Allen, Chairman of the Board and Chief Executive Officer, and Messrs. Schuermann and Creekmuir and Ms. Adams, the three executive officers other than Mr. Allen who, for 1995, were the Company's most highly paid executive officers (collectively with Mr. Allen, the "Senior Executives").

     Effective December 30, 1995, Mr. Allen retired as Chief Executive Officer of the Company. Effective January 1, 1996, Mr. Schuermann became Chief Executive Officer. The following report describes the Company's compensation plans and policies as they existed and were applied during 1995. The compensation plans of the Company have been adjusted for 1996 by the Compensation Committee following consultations with Mr. Schuermann to provide for replacement of grants of restricted stock with an increased emphasis on the granting of stock options in order to provide further incentives to executives to increase shareholder value.

COMPENSATION POLICIES TOWARD EXECUTIVE OFFICERS

     The Compensation Committee's executive policies are designed to provide competitive levels of compensation that integrate pay with the Company's annual and long-term performance goals, reward above average corporate performance, recognize individual initiative and achievements, and assist the Company in attracting and retaining qualified executives. In that regard, the Compensation Committee has adopted, as revised in 1996, the following Policy on Executive
Compensation:

          IT SHALL BE THE POLICY OF LADD FURNITURE, INC. TO MAINTAIN AN EXECUTIVE COMPENSATION PROGRAM THAT WILL:

          (BULLET) SUPPORT A PAY-FOR-PERFORMANCE POLICY THAT DIFFERENTIATES THE
                   AMOUNT OF COMPENSATION ON THE BASIS OF CORPORATE, BUSINESS UNIT AND INDIVIDUAL PERFORMANCE;

          (BULLET) MOTIVATE SENIOR OFFICERS TO ACHIEVE STRATEGIC BUSINESS
                   INITIATIVES AND GOALS AND REWARD THEM FOR THEIR ACHIEVEMENT;

          (BULLET) PROVIDE COMPENSATION OPPORTUNITIES WHICH ARE COMPARABLE TO
                   THOSE OFFERED BY OTHER LEADING COMPANIES, THUS ALLOWING THE COMPANY TO COMPETE FOR AND RETAIN TALENTED EXECUTIVES WHO ARE CRITICAL TO THE COMPANY'S LONG-TERM SUCCESS; AND

          (BULLET) ALIGN THE INTERESTS OF EXECUTIVES WITH THE LONG-TERM
                   INTERESTS OF SHAREHOLDERS THROUGH AWARD OPPORTUNITIES THAT CAN RESULT IN OWNERSHIP OF LADD COMMON STOCK.

        THE LADD EXECUTIVE COMPENSATION PROGRAM SHALL BE COMPRISED OF BASE SALARY, ANNUAL CASH INCENTIVE OPPORTUNITIES, LONG-TERM INCENTIVE OPPORTUNITIES IN THE FORM OF STOCK OPTIONS AND CASH INCENTIVES, AND OTHER BENEFITS TYPICALLY OFFERED TO EXECUTIVES BY MAJOR CORPORATIONS.

          AS AN EXECUTIVE'S LEVEL OF RESPONSIBILITY INCREASES, A GREATER PORTION OF HIS OR HER POTENTIAL TOTAL COMPENSATION OPPORTUNITY SHALL BE BASED ON PERFORMANCE INCENTIVES AND LESS ON SALARY AND EMPLOYEE BENEFITS, CAUSING GREATER VARIABILITY IN THE INDIVIDUAL'S ABSOLUTE COMPENSATION LEVEL FROM YEAR-TO-YEAR. IN ADDITION, THE HIGHER ONE RISES IN THE LADD FURNITURE ORGANIZATION, THE GREATER THE COMPENSATION MIX SHIFTS TO RELY ON THE VALUE OF LADD'S COMMON STOCK THROUGH STOCK-BASED AWARDS.

SUMMARY OF INCENTIVE COMPENSATION PLANS

     While not required by the SEC disclosure rules, the Compensation Committee believes a brief description of each of the Company's incentive compensation plans as applicable for years 1993 through 1995 will enable shareholders to understand better the information presented below.

     MANAGEMENT INCENTIVE PLAN. The Company maintains a Management Incentive Plan designed to compensate officers and key managers for accomplishment of divisional and Company annual profit plans, subject to the Company achieving certain specified after-tax earnings levels and the participant achieving specific individual performance objectives. All amounts earned for fiscal 1993, 1994 and 1995 to the Senior Executives have been included in the "Bonus" column in the Summary Compensation Table. For fiscal 1996, depending upon an individual's assigned incentive category, participants can earn incentive compensation payments up to a maximum of 10% to 100% of their annual salaries. Payments under the plan, if any, will be made following completion of the annual audit and after evaluation of the Company's and participants' performances. The awards will be paid in cash.

     LONG-TERM INCENTIVE PLAN. The Company's Long-Term Incentive Plan was designed to compensate officers for accomplishment of divisional and Company long-range (3-year) objectives of specified levels of return on average shareholders' equity, return on average divisional invested capital, and sales growth. The weighting of each factor was 55% for return on average shareholders' equity or return on average divisional invested capital (depending on whether the participant is a corporate or divisional officer) and 45% for sales growth. For the first three year (1991-1993) plan, depending on an individual's assigned incentive category, participants could earn cash compensation incentive payments up to a maximum of 56% to 75% of beginning base salary for the three year performance cycle, payable in two equal annual installments. No cash incentive payments were earned for 1993 and 1994 by the Senior Executives. Cash incentive payments for 1995 are included in the "Bonus" column in the Summary Compensation Table. For the three year plans (1993-1995, 1994-1996 and 1995-1997) pursuant to which grants were made in 1993, 1994 and 1995, depending upon an individual's assigned incentive category, participants could earn cash compensation incentive payments up to a maximum of 28% to 38% of beginning base salary. In conjunction with such plans, restricted stock has been issued and stock option grants under the Company's incentive stock option plan have been made to certain participants, including the Senior Executives. The restricted stock agreements provide that if the employee should cease to be employed by the Company for any reason other than death or disability or ceases to be employed by the Company in an appropriate executive capacity prior to five years from the date of the agreement, the Company may repurchase the shares for $.30 per share. The employee may not sell, assign, or transfer the shares in any way (except to a spouse or child, and then the shares are still subject to the Company's right of repurchase) so long as the shares are subject to the Company's right of repurchase. All issuances of restricted stock and stock options to the Senior Executives during 1993, 1994 and 1995 have been shown under the "Restricted Stock Award" and "Option" columns in the Summary Compensation Table. Awards made in 1995 with respect to the cash portion of the Long Term Incentive Plan to the Senior Executives are shown in the Long Term Incentive Plan -- Awards in 1995 Table.

     1994 INCENTIVE STOCK OPTION PLAN. On February 24, 1994, the Company adopted the LADD Furniture, Inc. 1994 Incentive Stock Option Plan (the "Plan"). Pursuant to the Plan, 400,000 shares (as adjusted for the one-for-three reverse stock split in 1995) of the Company's Common Stock have been reserved for the issuance of stock options under the Plan. As discussed in more detail in the section of this Proxy Statement entitled "Approval of Amendment of LADD Furniture, Inc. 1994 Incentive Stock Option Plan," it is proposed that the total number of shares reserved for issuance under the Plan be increased to 800,000 shares. Incentive stock options are issued by the Administrative Committee of the Plan (the Compensation Committee of the Board of Directors) at current fair market prices (based upon the closing price of the Company's Common Stock on the Nasdaq Stock Market on the date of grant). Only key employees (as determined by the Administrative Committee) are eligible to receive options. The Committee does not consider a participant's current stock ownership or prior stock option or restricted stock grants when making new stock option grants. The Committee has considered in the past, however, beneficial ownership of Company Common Stock when setting the price of incentive stock options for optionees, such as Mr. Allen, who own more than 10% of the Company's Common Stock. For these individuals, the option price is 110% of fair market value on the date of grant. The Plan also provides for the granting of nonqualified stock options as to 667 shares of the Company's Common Stock to nonemployee directors of the Company upon their initial election to the Board and additional nonqualified stock options as to 500 shares each year thereafter so long as the nonemployee director remains eligible under the terms of the Plan. The Plan also provides for the granting of nonqualified stock options to eligible employees at option prices less than fair market value. In order to comply with the terms of the Plan and federal income tax regulations, a portion of the 1995 option grants to Mr. Allen were granted as nonqualified stock options at an option price equal to fair market value of the Company's common stock on date of grant. Options granted under the Plan are typically for a term of ten years, first becoming exercisable in 25% increments over a four year period beginning one year after the date of grant.

RELATIONSHIP OF COMPANY PERFORMANCE TO SENIOR EXECUTIVE 1995 COMPENSATION

     Compensation paid the Company's executive officers in 1995, as reflected in the following tables as to the Senior Executives, consisted of the following elements: base salary, long-term bonus payout for 1995, and various payments associated with employee benefits provided to Senior Executives. The Compensation Committee's emphasis on tying pay to performance criteria is demonstrated by the fact that no amounts were paid to the Senior Executives for 1994 from performance-based compensation arrangements reflecting the Company's performance being below annual performance targets in 1994, in comparison to incentive payments comprising five percent of Senior Executive compensation for 1995 based on the Company's sales growth over the then ended three year period exceeding that of the furniture industry.

     The measures of performance that were utilized under the Company's compensation plans for 1995 were as follows: (1) actual versus targeted annual profit performance, (2) return on average shareholders' equity, both annually and over a three-year period, and (3) sales growth over a three-year period. A portion of the annual incentive opportunity was also based on specific individual performance objectives established for each Senior Executive. Subjective considerations of individual performance were considered only in establishing base salaries.

     ACTUAL VERSUS TARGETED PROFIT PERFORMANCE. Actual versus targeted profit performance and, with the exception of Mr. Allen, performance against specific individual objectives were the criteria utilized to determine the extent to which targeted annual bonuses were paid to the Company's Senior Executives. The actual versus target profit performance bonus opportunity represented 25% to 50% of the Senior Executives' beginning base salary for 1995. Target annual profits utilized for purposes of evaluating annual bonuses were based on business plans developed by the management teams of the individual operating companies and the senior management team of the Company, and were approved by the Company's Board of Directors.

     RETURN ON AVERAGE SHAREHOLDERS' EQUITY. Return on average shareholders' equity was an important component of the annual bonus for all Senior Executives (with the exception of Ms. Adams) and was also a performance measurement criterion under the Company's Long-Term Incentive Plan. For 1995, the Company's average return on shareholders' equity was below the established bonus threshold and, therefore, there were no payouts based upon this performance criterion. The return on average equity target is set such that if it is achieved, the Company would be recognized as a top performer in the furniture industry. The return on average equity component of the 1995 bonus opportunity represented 25% to 50% of the Senior Executives' beginning base salary for 1995 under the Management Incentive Plan.

     Under the cash portion of the Long-Term Incentive Plan (as amended in 1993), Senior Executives participating in the plan at the beginning of each three-year performance cycle can earn a maximum of 15% to 21% of their beginning base salary for the three-year performance cycle by exceeding target goals tied to the Company's three-year average return on shareholders' equity. The second three-year performance cycle under the Long-Term Incentive Plan was completed in 1994. No payouts based upon return on average shareholders' equity were made to Senior Executives with respect to 1995 under the Long-Term Incentive Plan because the Company's performance was below the return on average shareholders' equity target. Awards with respect to the cash portion of the Long Term Incentive Plan made in 1995 to Senior Executives are shown in the Long Term Incentive Plan -- Awards in 1995 Table.

     SALES GROWTH. Under the cash portion of the Long-Term Incentive Plan (as amended in 1993), Senior Executives participating in the plan at the beginning of each three-year performance cycle can earn a maximum of 13% to 17% of their beginning base salary for the three-year performance cycle by exceeding target goals tied to the Company's sales growth relative to the furniture industry as measured by the U.S. Commerce Department Furniture Growth Index. No bonuses based upon sales growth will be paid unless the Company's sales growth rate is at least equal to the industry growth rate. The second three-year performance cycle under the Long-Term Incentive Plan was completed in 1995. Payouts based upon three year sales growth were made with respect to 1995 under the Long-Term Incentive Plan because the Company's sales growth was in excess of the furniture industry growth rate. All such payments are included in the "LTIP Payouts" column in the Summary Compensation Table. Awards with respect to the cash portion of the Long Term Incentive Plan made in 1995 to Senior Executives are shown in the Long Term Incentive Plan -- Awards in 1995 Table.

     INDIVIDUAL PERFORMANCE OBJECTIVES. Under the 1995 Management Incentive Plan a bonus opportunity of 10% of beginning base salary was also based on specific individual performance objectives ("IPOs") established for each Senior Executive, with the exception of Mr. Allen. Mr. Allen's incentive compensation under the Management Incentive Plan was based entirely upon attaining profitability and return on average shareholders' equity objectives. At the beginning of each year, IPOs specific to each Senior Executives' areas of responsibility are established in consultation with the Chief Executive Officer. Such IPOs may include sales growth, cost control, balance sheet management, and quality improvement. The Senior Executives' satisfaction of their respective IPOs during 1995 was evaluated by Mr. Schuermann and were approved by the Compensation Committee. No payouts for 1995 based upon attaining IPOs were earned by Senior Executives because the Company's overall performance did not meet the plan's requirements.

     OTHER COMPENSATION PLANS. At various times in the past, the Company has adopted certain broad-based employee benefit plans in which Senior Executives, once eligible, have been permitted to participate and has adopted certain executive officer retirement, life and health insurance plans. The benefits under these plans are not directly or indirectly tied to a company performance.

CHIEF EXECUTIVE OFFICER'S 1995 COMPENSATION

     Mr. Richard R. Allen, currently Chairman of the Board and who served as Chief Executive Officer in 1995 but retired in December 1995 from that position, was eligible to participate in the same executive compensation plans available to other Senior Executives. The Compensation Committee's general approach to setting Mr. Allen's target annual compensation was to seek to be competitive with other companies in the furniture industry, but have a large percentage of his target compensation based upon objective short-term and long-term performance criteria. While this may have resulted in some fluctuations in the actual level of Mr. Allen's annual compensation, the Compensation Committee believes its objectives appropriately motivate the Company's chief executive officer toward clearly defined long-term goals, while acknowledging the importance to the chief executive officer of his having some certainty in the level of his compensation through its non-performance based elements. Mr. Allen's base salary was designed to be competitive with base salaries paid other chief executive officers of public companies in the furniture industry and other corporations of similar size.

     In December 1994, the Compensation Committee established Mr. Allen's target annual bonus for 1995 after giving consideration to the Company's performance in 1994, the then present furniture manufacturing and retail sales environment, as well as emphasis which the Compensation Committee places on compensation being paid under the long-term incentive arrangements provided by the Long-Term Incentive Plan. Fifty percent of Mr. Allen's incentive opportunity under the annual bonus program was based upon net profit performance and the other 50% is based upon return on average shareholders' equity of the Company -- both based upon incentive target ranges. In 1995, Mr. Allen did not qualify for a bonus under the annual bonus program as the Company did not satisfy either of the performance criteria.

     In the first quarter of 1993, 1994 and 1995, the Compensation Committee established target payout levels and target performance levels for the 1993 through 1995, 1994 through 1996, and 1995 through 1997 performance cycles, respectively, under the Company's Long-Term Incentive Plan following a review of Mr. Allen's pay relative to others in similar corporations, expected trends in executive pay, and the Company's performance goals. The performance criteria utilized by the Committee as criteria for Mr. Allen under the Long-Term Incentive Plan -- sales growth and return on average shareholders' equity -- were designed to strike a reasonable balance between measuring performance based upon growth of the Company and upon the performance of the Company in terms of return on average shareholders' equity. Mr. Allen did qualify for a bonus under the Long-Term Incentive Plan for 1995 and such amounts are shown in the "LTIP Payouts" column of the Summary Compensation Table. The Compensation Committee believes these criteria were consistent with the financial objectives of the Company, the primary goal of which is to significantly increase the value of shareholders' investment in the Company. The Compensation Committee believes that Company performance at these levels will indicate that the Company is an industry leader.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE COMPANY'S BOARD OF DIRECTORS:

     William B. Cash   Thomas F. Keller   Don A. Hunziker   L. Glenn Orr, Jr.

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The Summary Compensation Table below indicates the Cash Compensation paid by the Company, as well as other compensation paid or accrued to the Chief Executive Officer and the executive officers at the end of fiscal 1995 (the "Senior Executives") for services rendered in all capacities during fiscal years 1995, 1994, and 1993, respectively.

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG TERM COMPENSATION
                                                ANNUAL COMPENSATION                            AWARDS               PAYOUTS
                                                                        OTHER         RESTRICTED     SECURITIES
                                                                        ANNUAL          STOCK        UNDERLYING      LTIP
                                             SALARY       BONUS      COMPENSATION      AWARD(S)       OPTIONS       PAYOUTS
NAME AND PRINCIPAL POSITION(1)     YEAR       ($)          ($)          ($)(2)          ($)(3)         (#)(4)         ($)
Richard R. Allen                   1995     $365,500     $   -0-         $-0-          $ 65,848         6,801       $20,650
  Chairman of the Board            1994      365,500         -0-          -0-            68,023        10,322           -0-
                                   1993      361,624         -0-          -0-            48,253         2,593           -0-
Fred L. Schuermann, Jr.            1995     $259,583     $   -0-         $-0-          $ 46,844         4,838       $13,230
  President and                    1994      235,000         -0-          -0-            43,738         7,350           -0-
  Chief Executive Officer          1993      232,500      11,250          -0-            31,017         1,667           -0-
William S. Creekmuir               1995     $183,083     $   -0-         $-0-          $ 22,155         1,434       $11,830
  Executive Vice President,        1994      161,250         -0-          -0-            19,364         3,986           -0-
  Chief Financial Officer,         1993      153,250      37,350          -0-            13,752           463           -0-
  Secretary and Treasurer
Daryl B. Adams                     1995     $ 97,150     $   -0-         $-0-          $    -0-           -0-       $   -0-
  Vice President, Corporate        1994       93,000         -0-          -0-               -0-           800           -0-
  Controller, Asst. Secretary      1993       88,150      14,868          -0-               -0-           400           -0-
  and Asst. Treasurer

                                  ALL OTHER
                                 COMPENSATION
NAME AND PRINCIPAL POSITION(1)      ($)(5)
Richard R. Allen                   $736,884(6)
  Chairman of the Board               1,840
                                      2,497
Fred L. Schuermann, Jr.            $  1,200
  President and                         896
  Chief Executive Officer               974
William S. Creekmuir               $  2,706
  Executive Vice President,           2,553
  Chief Financial Officer,              532
  Secretary and Treasurer
Daryl B. Adams                     $    553
  Vice President, Corporate             553
  Controller, Asst. Secretary           539
  and Asst. Treasurer

(1) Effective December 30, 1995, Mr. Allen retired as Chief Executive Officer. As of that date, Mr. Allen ceased being an executive officer of the Company. Effective January 1, 1996, Mr. Schuermann, formerly President and Chief Operating Officer, became President and Chief Executive Officer, and Mr. Creekmuir, formerly Senior Vice President, became Executive Vice President.

(2) Perquisites and other personal benefits paid to each of the named executive officers were less than 10% of the total of their respective annual salary and bonus in each of 1993, 1994, and 1995.

(3) Dividends are paid on restricted stock awards at the same rate as paid to all shareholders. See the discussion under "Long-Term Incentive Plan" included in the preceding Compensation Committee Report on Executive Compensation for the general terms and conditions of the restricted stock grants. On December 30, 1995, the above named executive officers held the number of restricted shares having a then current market value as follows:
    Allen (12,163/$155,990); Schuermann (8,246/$105,755); Creekmuir
    (2,549/$32,691); and Adams (0/$0). Following his retirement on December 30, 1995, Mr. Allen's restricted stock vested and became free of restrictions.

(4) All share amounts for 1993 and 1994 have been restated for the one-for-three reverse stock split effective May 16, 1995.

(5) The Company has made a $400 annual contribution on behalf of each of the named executives to match pre-tax elective deferral contributions (included under Salary) made by each under the Company's 401(k) Savings Plan for Salaried Employees. Mr. Creekmuir's totals for 1994 and 1995 include $2,000 of director fees for subsidiary corporations. The balance of each of the named executive officer's "all other compensation" represents premiums paid by the Company on group term life insurance equal to one year's salary (up to $300,000). The Company provides this benefit for all salaried employees at the Company's headquarters.

(6) Amounts paid or accrued in 1995 with respect to Mr. Allen include retirement benefits payable to him in 1996 and 1997 pursuant to the terms of his employment agreement totalling $731,000 (see "Employment Contracts and Change of Control Arrangements") and amounts paid in 1995 with respect to group term life insurance premiums ($2,844) and, country club dues ($2,640).

STOCK OPTIONS

     The following table sets forth information with regard to grants of stock options during the fiscal year ended December 30, 1995, to each of the named Senior Executives. All such grants were made under the Company's 1994 Incentive Stock Option Plan. Additionally, the values assigned to each reported option are shown assuming five percent and ten percent compounded annual growth rates in the market value of the Company's Common Stock. In assessing these values it should be kept in mind that no matter what theoretical value is placed on a stock option on the date of grant, its ultimate value will be dependent on the market value of the Company's stock at a future date.

                          STOCK OPTION GRANTS IN 1995

                                                                                                                 POTENTIAL
                                                                                                                 REALIZABLE
                                                                                                                   VALUE
                                                                                                                    AT
                                                                                                                   ASSUMED
                                                                                                                   ANNUAL
                                                                                                                   RATES
                                                                                                                     OF
                                                                           INDIVIDUAL GRANTS                        STOCK
                                                                     % OF TOTAL                                     PRICE
                                                       NUMBER OF      OPTIONS                                      APPRECIATION
                                                       SECURITIES    GRANTED TO    EXERCISE                          FOR
                                                       UNDERLYING    EMPLOYEES     OR BASE                         OPTION
                                                        OPTIONS      IN FISCAL      PRICE                          TERM(3)
NAME                                                     (#)(1)       YEAR(2)       ($/SH)      EXPIRATION DATE     5%($)
Richard R. Allen(4).................................      5,334         13.0%       $17.34        03/02/2000       $44,432
                                                          1,467          3.6%        15.75        03/02/2005        14,553
Fred L. Schuermann, Jr..............................      4,838         11.8%        15.75        03/02/2005        47,993
William S. Creekmuir................................      1,434          3.5%        15.75        03/02/2005        14,225
Daryl B. Adams......................................     -0-           -0-           -0-              n/a            n/a

                                                     POTENTIAL
                                                    REALIZABLE
                                                       VALUE
                                                         AT
                                                      ASSUMED
                                                       ANNUAL
                                                       RATES
                                                        OF
                                                       STOCK
                                                       PRICE
                                                    APPRECIATION
                                                        FOR
                                                       OPTION
                                                       TERM(3)
NAME                                                   10%($)
Richard R. Allen(4).................................  $125,562
                                                        36,866
Fred L. Schuermann, Jr..............................   121,579
William S. Creekmuir................................    36,036
Daryl B. Adams......................................    n/a

(1) The options are for a term of ten years (except for grants to Mr. Allen which are for a term of five years other than the one ten year grant of nonqualified stock options for 1,467 shares at an option price equal to fair market value on date of grant), first becoming exercisable in 25% increments over a four-year period beginning one year after the date of grant.

(2) In fiscal 1995, 40,882 options were granted to all employees as a group.

(3) Potential realizable value is based on an assumption that the stock price of the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth.

(4) Following his retirement on December 30, 1995, under the terms of the Plan, all of Mr. Allen's option grants were cancelled.

     The following table sets forth information with regard to exercises of stock options during the fiscal year ended December 30, 1995, by each of the named Senior Executives and the 1995 fiscal year end value of all unexercised options held by such individuals.

                   AGGREGATED OPTION EXERCISES IN FISCAL 1995
                       AND FISCAL YEAR END OPTION VALUES

                                                                                                              VALUE OF
                                                                                                              UNEXERCISED
                                                                                 NUMBER OF SECURITIES        IN-THE-MONEY
                                                  SHARES                        UNDERLYING UNEXERCISED       OPTIONS AT
                                               ACQUIRED ON       VALUE           OPTIONS AT FY-END(#)        FY-END($)(1)
NAME                                           EXERCISE(#)    REALIZED($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE
Richard R. Allen(2).........................       -0-            -0-           11,251          14,841          $ -0-
Fred L. Schuermann, Jr......................       -0-            -0-            6,983          11,185            -0-
William S. Creekmuir........................       -0-            -0-            2,727           5,156            -0-
Daryl B. Adams..............................       -0-            -0-              734             800            -0-

                                               VALUE OF
                                              UNEXERCISED
                                              IN-THE-MONEY
                                               OPTIONS AT
                                              FY-END($)(1)
NAME                                          UNEXERCISABLE
Richard R. Allen(2).........................      $ -0-
Fred L. Schuermann, Jr......................        -0-
William S. Creekmuir........................        -0-
Daryl B. Adams..............................        -0-

(1) Closing price of Company Common Stock at December 30, 1995 was $13.13.

(2) Following his retirement on December 30, 1995, under the terms of the Plan, all of Mr. Allen's option grants were cancelled.

                   LONG TERM INCENTIVE PLAN -- AWARDS IN 1995

     In February 1995, the Compensation Committee made awards to the Senior Executives with respect to the cash portion of the Company's Long Term Incentive Plan for the 1995-1997 performance cycle and are shown in the following table. All issuances of restricted stock and incentive stock options to the Senior Executives during 1995 under the Long Term Incentive Plan have been shown under the "Restricted Stock Award" and "Option" columns in the Summary Compensation Table.

                                                                                                  ESTIMATED FUTURE PAYOUTS UNDER
                                                   NUMBER OF SHARES,    PERFORMANCE PERIOD OR      NON-STOCK PRICE-BASED PLANS
                                                     UNITS OR OTHER       OTHER PERIOD UNTIL     THRESHOLD    TARGET     MAXIMUM
NAME                                                     RIGHTS         MATURATION OR PAYMENT        $           $          $
Richard R. Allen................................       684 units              1995-1997           $34,175     $68,350    $102,525
Fred L. Schuermann, Jr..........................       489 units              1995-1997            24,450      48,900      73,350
William S. Creekmuir............................       462 units              1995-1997            23,125      46,250      69,375
Daryl B. Adams..................................          -0-                    n/a               n/a          n/a        n/a

                             DEFINED BENEFIT PLANS

SALARIED PLAN

     The Salaried Plan covers eligible exempt and nonexempt employees who receive compensation from the Company and certain subsidiaries on a salaried basis. The benefit formula for the Salaried Plan, as amended effective January
1, 1989, is .65% of "Average Final Compensation" for each year of service, plus
 .65% of Average Final Compensation in excess of Covered Compensation for each of the first 35 Years of Service; provided, however, no participant will receive benefits under the amended plan less than the sum of the benefits that would have been payable under the plan prior to its amendment, plus benefits accrued after December 31, 1988 under the new formula. Average Final Compensation under the amended plan is defined as the average of annual compensation during the five consecutive years of service which produces the highest average.

     The following table shows estimated annual benefits payable upon retirement at age 65 to salaried employees at the specified remuneration and in various years of service classifications:

                                                                   YEARS OF SERVICE
AVERAGE FINAL COMPENSATION                          15         20         25         30         35
    $ 50,000...................................   $ 7,061    $ 9,415    $11,769    $14,123    $16,476
     100,000...................................    16,811     22,415     28,019     33,623     39,226
     200,000...................................    26,561     35,415     44,269     53,123     61,976
     300,000...................................    26,561     35,415     44,269     53,123     61,976
     400,000...................................    26,561     35,415     44,269     53,123     61,976
     500,000...................................    26,561     35,415     44,269     53,123     61,976

* Maximum compensation taken into account was $150,000 in 1995 and 1996. The estimated annual benefits in the foregoing table assumes retirement on December 30, 1995.

     The years of credited service as of December 30, 1995 and Average Final Compensation under the Salaried Plan for each of Messrs. Allen, Schuermann, and Creekmuir and Ms. Adams are as follows:

                                                                                 AVERAGE
                                                                YEARS OF          FINAL
OFFICER/DIRECTOR                                                SERVICE        COMPENSATION
Richard R. Allen*.........................................        15.17          $230,398
Fred L. Schuermann, Jr....................................         8.00           191,353
William S. Creekmuir......................................         3.52           129,912
Daryl B. Adams............................................         7.99            97,143

* Mr. Allen retired as an officer of the Company on December 30, 1995.

NONQUALIFIED SUPPLEMENTAL RETIREMENT PLAN

     Effective January 1, 1990, the Company established a nonqualified supplemental retirement plan known as the LADD Furniture, Inc. Supplemental Retirement Income Plan (the "SERP") for certain of its salaried employees. The SERP has a three-fold purpose: (1) to provide "make-up" benefits to certain salaried employees whose benefits under the Salaried Plan were reduced as a result of bringing the Salaried Plan into compliance with the Tax Reform Act of 1986 ("Category One Participants"); (2) to provide supplemental retirement income for key executive officers ("Category Two Participants"); and (3) to provide the Company with the necessary flexibility for designing an effective compensation package to attract new executives ("Category Three Participants"). The SERP also provides supplemental survivor benefits for the designated beneficiary of each participant. Messrs. Allen, Schuermann, and Creekmuir are Category Two Participants under the SERP. Ms. Adams is not currently a participant under the SERP. The supplemental retirement benefit payable to a Category Two Participant in the form of a 10-year certain annuity is a monthly amount equal to the difference between (a) and (b) below:

          (a) Two percent (2%) of Average Final Compensation (defined as the average of annual compensation during the three consecutive years of service which produces the highest average), multiplied by a Participant's Years of Service (subject to maximum of 25);

     LESS

          (b) The sum of a Participant's:

             (i)  Qualified Plan Retirement Benefit;

             (ii)  Primary Social Security Benefit;

             (iii) Nonqualified Deferred Compensation Agreement Benefit; and

             (iv)  Category One Benefit received under the SERP.

     The following table shows estimated annual benefits payable, after offsets for the Salaried Plan benefit and Social Security, upon retirement to Category Two Participants in the SERP at the specified remuneration in the various Years of Service classifications:

                          EXECUTIVE CASH COMPENSATION

                                                                YEARS OF SERVICE
AVERAGE FINAL COMPENSATION                     15          20          25          30          35
    $100,000.............................   $      0    $  4,650    $  9,551    $  4,451    $      0
     200,000.............................     20,877      32,820      44,763      36,706      28,649
     300,000.............................     50,877      72,820      94,763      86,706      78,649
     400,000.............................     80,877     112,820     144,763     136,706     128,649
     500,000.............................    110,877     152,820     194,763     186,706     178,649

     The years of credited service and Average Final Compensation as of December 30, 1995 for Messrs. Allen, Schuermann, and Creekmuir are as follows:

                                                                                 AVERAGE
                                                                YEARS OF          FINAL
EXECUTIVE OFFICER                                               SERVICE        COMPENSATION
Richard R. Allen*.........................................        15.17          $390,121
Fred L. Schuermann, Jr....................................        18.56           264,863
William S. Creekmuir......................................         3.52           189,547

* Mr. Allen retired as an officer of the Company on December 30, 1995.

     Since the SERP is a nonqualified deferred compensation plan, it is not subject to the discrimination requirements or the annual benefit limits of the Internal Revenue Code and the Employee Retirement Income Security Act of 1974. Although the SERP is, technically speaking, an unfunded plan, the Company has established a "Rabbi Trust" to provide participants with increased security with respect to benefits due them from the SERP. Contributions by the Company to fund the Rabbi Trust during 1993, 1994 and 1995 were $100,000, $60,000, and $160,000, respectively.

                               OTHER COMPENSATION

COMPENSATION OF DIRECTORS

     The Company compensates each nonemployee director with an annual fee of $14,000, plus $800 for each meeting of the Board and $400 for each committee meeting which he attends on the same day as a Board meeting or $800 for each committee meeting he attends if it is held on a day other than a day of a Board meeting. Directors are compensated $200 for telephonic meetings. In addition to such fees, the Company reimburses each director for travel and other related expenses incurred by him in attending the meetings.

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS

     The Company has entered into executive employment agreements (the "Executive Agreements") with each of Messrs. Allen, Schuermann and Creekmuir (collectively the "Executives"). The Executive Agreements (all of which are substantially similar) have an initial term of two years which is automatically extended for successive one-year periods until terminated by either party. The Executive Agreements provide that if the Executive's employment with the Company is terminated at any time during the term of the Executive Agreement for any reason other than "for cause" (as defined in the Executive Agreement), the Executive shall be entitled to receive in 24 equal monthly payments an amount equal to two times the sum of (i) his then current base salary and (ii) the average annual incentive payments to the Executive during the preceding three years, less earned income received by him during the 24-month severance period. The Executive shall also be deemed to be 100% vested with respect to the SERP.

     Upon his retirement effective December 30, 1995, Mr. Allen became entitled to receive the benefits payable under his Executive Agreement. Such benefits include 24 equal monthly payments totalling $731,000, payment of benefits accrued under the Company's incentive compensation programs, and his remaining eligible to participate in various employee benefit programs such as health insurance, life insurance, and retirement programs. Additionally, Mr. Allen became 100% vested with respect to his SERP benefit.

     The Executive Agreements are intended to encourage the Executives to remain in the employ of the Company during periods of uncertainty in the event that the Company undergoes a change in control. For the purposes of the Executive Agreements, a "change in control" shall be deemed to have occurred when (i) any person, corporation, or group of associated persons, excluding affiliates of the Company, acquires a beneficial ownership of an aggregate of more than 50% of the then outstanding shares of voting stock of the Company or (ii) a merger or consolidation to which the Company is a party and where the Company is not a surviving or continuing entity has been completed. The Executive Agreements provide for the payment of severance benefits to the Executive if he terminates his employment for "Good Reason" (as such term is defined in the Executive Agreement) during the 12 months immediately preceding or following the effective date of a change in control of the Company. If the Executive terminates his employment for Good Reason, then the Company shall pay him a lump sum severance payment in an amount equal to two times the sum of (i) his then current base salary and (ii) the average annual incentive payments to the Executive during the preceding three years. Further, the Executive shall immediately become 100% vested in the SERP, all outstanding stock options shall become immediately exercisable, and all restrictions under restricted stock agreements shall be eliminated.

     The Company's 1994 Incentive Stock Option Plan also has a change in control provision similar to that discussed above. In the event of a change of control, all awards of options become immediately exercisable for all option holders, including the Executives, if provision is not made in the change of control transaction for continuance of the option plan and the assumption of options previously granted under the Plan.

                        COMPARATIVE COMPANY PERFORMANCE

     The following line graph compares cumulative total shareholder return for the Company with a performance indicator of the overall stock market, the Nasdaq Composite Index, and an industry index, the Household Furniture Index, for the preceding five fiscal years.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                           AMONG LADD FURNITURE, INC.
                 NASDAQ COMPOSITE INDEX AND PEER INDUSTRY INDEX

            (Comparison Chart appears here. Plot points are below)

                           Dec. 1990 Dec. 1991 Dec. 1992 Dec. 1993 Dec. 1994 Dec. 1995

CRSP NASDAQ MARKET INDEX    100.00    160.56    186.87     214.51   209.69    296.30
PEER INDEX                  100.00    140.25    193.25     255.51   185.46    231.97
LADD FURNITURE, INC.        100.00    123.16    172.43     166.04   109.64     74.91

             ASSUMES $100 INVESTED ON DECEMBER 29, 1990 IN COMPANY
 COMMON STOCK, NASDAQ COMPOSITE INDEX1, and HOUSEHOLD FURNITURE INDUSTRY INDEX2

                       ASSUMES REINVESTMENT OF DIVIDENDS

(1) Nasdaq Total Return Index for U.S. Companies prepared for Nasdaq by the Center for Research in Securities Prices at the University of Chicago.

(2) SIC Code 251 Household Furniture Index as prepared by Media General Financial Services, Inc., which index includes Ameriwood Industries, Bassett Furniture, Bush Industries, Chromcraft Revington, DMI Furniture, Ethan Allen Interiors, Flexsteel Industries, Industrie Natuzzi, Interco, Krause's Furniture, La-Z-Boy Chair, LADD Furniture, Leggett & Platt, MASCO Corp., O'Sullivan Industries, Pulaski Furniture, River Oaks Furniture, Rowe Furniture, Stanley Furniture, and Wellington Hall. The returns of each company have been weighted according to each company's market capitalization.

                             THE BOARD OF DIRECTORS
                            COMMITTEES AND MEETINGS

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Board of Directors has established a Compensation Committee currently consisting of Messrs. Cash, Hunziker and Orr and Dr. Keller. Mr. Hunziker was Chairman Emeritus of the Board of Directors of the Company from October 1991 to September 1992, and was Chairman of the Board of Directors and Chief Executive Officer of the Company from 1982 to October 1991. The Compensation Committee acts to review and recommend major changes in policy of various compensation or benefits programs and salary levels for top management positions. During 1995, the Compensation Committee met four times.

AUDIT COMMITTEE

     The Board of Directors has also established an Audit Committee. It provides general oversight of financial reporting and of the adequacy of the internal controls of the Company. The Audit Committee functions by meeting with the independent auditors and by informal meetings and contact with members of management concerned with financial and control functions and the Company's internal auditors. The Audit Committee met three times in 1995. The current members of the Audit Committee are Messrs. Fenn and Corrigan.

CORPORATE GOVERNANCE COMMITTEE

     In 1995 the Board of Directors established a Corporate Governance Committee. It acts to review and address governance policy issues such as management succession planning; composition of the Board of Directors to assure diversity of business experience, age and background; assessment of Board performance; and composition of Board committees. The Corporate Governance Committee met two times in 1995. The current members of the Corporate Governance Committee are Messrs. Cash and Corrigan and Dr. Keller.

BOARD ATTENDANCE

     The Board of Directors held seven meetings in person and six telephonic meeting during 1995. All directors attended at least 75% of the Board and committee meetings they were responsible for attending. The Board has not established a nominating committee.

                 APPROVAL OF AMENDMENT OF LADD FURNITURE, INC.
                        1994 INCENTIVE STOCK OPTION PLAN
               (PROPOSAL NUMBERED (2) IN THE ACCOMPANYING NOTICE)

GENERAL

     At a special meeting of the Board of Directors held on February 24, 1994, the Board of Directors adopted and shareholders subsequently approved at the 1994 annual meeting, the LADD Furniture, Inc. 1994 Incentive Stock Option Plan (the "Plan"), pursuant to which 400,000 shares of common stock of the Company (as adjusted for the one-for-three reserve stock split in 1995) have been reserved for issuance of stock options under the Plan. For the reasons more fully discussed below, the Board of Directors is recommending to the shareholders the adoption and approval of an amendment to the Plan to increase the number of shares authorized for issuance under the Plan to 800,000 shares. Management and the members of the Board of Directors intend to vote FOR the Plan.

     Since 1983, the Company has utilized the grant of stock options pursuant to various stock option plans, including the current Plan, to promote the growth and profitability of the Company and its subsidiaries and to provide officers and key employees of the Company and its subsidiaries with an incentive to achieve long-term corporate objectives, to attract and retain key employees of outstanding competence, and to provide such key employees with an opportunity to acquire an equity interest in the Company. Further, the Compensation Committee has decided in 1996 to replace the granting of restricted stock grants with the granting of larger grants of stock options as a means of further emphasizing the long-term equity performance of the Company. After a careful review of the needs of the Company for additional stock-based compensation awards, the Board of Directors voted on March 5, 1996 to amend the Plan, subject to shareholder approval, to increase the authorized shares from 400,000 to 800,000 shares. This increase will ensure that sufficient shares are available to support decisions by the Compensation Committee for more stock-based compensation awards, continuing its trend to more closely tie compensation to performance factors and shareholder value. Without amendment of the Plan to increase the number of shares reserved for issuance of options, there will not be sufficient shares available for the option grants approved by the Board at its March 5, 1996 meeting which were granted subject to shareholder approval of the amendment. Based on the closing price of the Company's common stock on March 5, 1996, the aggregate market value of the 800,000 shares subject to the Plan (representing 10.4% of the Company's issued and outstanding common stock as of such date) is $9,600,000.

SUMMARY OF THE PLAN

     The Plan is briefly described below. Copies of the Plan may be obtained from the Company and will also be available for inspection at the Annual Meeting.

     PURPOSES. The Plan is designed to encourage and create significant ownership of common stock by key officers, employees and directors of the Company. Additional purposes of the Plan include providing a meaningful incentive to participants to make substantial contributions to the Company's future success, enhancing the Company's ability to attract and retain persons who will make such contributions, and ensuring that the Company has competitive compensation opportunities for its key officers and employees. By meeting these objectives, the Plan is intended to benefit the interests of shareholders.

     ADMINISTRATION. The Plan is administered by a committee of the Board of Directors composed of nonemployee, independent directors (the "Administrative Committee"). The Compensation Committee of the Board of Directors, currently consisting of Messrs. Cash, Orr and Hunziker and Dr. Keller, serves as the Administrative Committee. Except as described below, the Administrative Committee will have full authority to determine the specific individuals to whom awards may be made under the Plan, to determine the provisions of such awards (including the number of shares of common stock subject to each award), to interpret the terms of the Plan and awards made under the Plan, and to adopt, amend and rescind rules and guidelines for the administration of the Plan. In making awards under the Plan, the Administrative Committee will consider the participant's level of responsibility and past contributions to the Company and the participant's contributions to the future success of the Company. No determination has been made as to the persons to whom awards may be made in the future or the number of shares which may be covered by any such awards.

     ELIGIBILITY. Eligibility to receive awards under the Plan will be limited to officers and employees of the Company who, in the opinion of the Administrative Committee, are in a position to have a significant effect upon the Company's business and operations. It is estimated that approximately 100 individuals are currently eligible to participate in the Plan. In addition, nonemployee directors will be entitled to receive automatic annual grants of options under the terms of the Plan so long as they are directors.

     SHARES SUBJECT TO THE AMENDED PLAN. Assuming shareholder approval of the proposed amendment, the maximum number of shares of common stock which may be issued under the Plan is 800,000 shares, subject to adjustment in the event of a stock dividend, stock split or other change in corporate structure or capitalization affecting the common stock. If any award made pursuant to the Plan terminates, expires or is forfeited for any reason, any shares of common stock subject to the award so surrendered will remain available for issuance under the Plan.

     EFFECTIVE DATE AND TERM. The Plan became effective upon its approval by shareholders at the 1994 annual meeting. The proposed amendment would become effective upon approval of shareholders at the 1996 annual meeting. No awards may be made under the Plan after February 24, 2004, but awards granted before then may extend beyond that date.

     OPTIONS. Options granted to employees under the Plan may be either incentive stock options (within the meaning of Section 422 of the Code) or nonqualified stock options. The Administrative Committee will determine the frequency of granting options and the number of shares of Common Stock subject to options granted under the Plan. The aggregate fair market value (determined as of date of grant) of common stock with respect to which incentive stock options are exercisable for the first time by an employee during any calendar year cannot exceed $100,000.

     GRANTS TO NONEMPLOYEE DIRECTORS. The Plan provides for the grant of nonqualified stock options to acquire common stock to each person who is a member of the Board of Directors but is not also an employee of the Company or its subsidiaries (an "Eligible Director"). Each Eligible Director will automatically receive on the date of the annual meeting of shareholders a grant of nonqualified options to purchase 500 shares of Common Stock at an exercise price equal to fair market value on the date of grant ("Director Options"). Eligible Directors shall automatically receive a grant of Director Options as to 500 shares of Common Stock each year following their election of the Board of Directors. Upon a nonemployee director's initial election or appointment to the Board of Directors, such director shall receive a grant of nonqualified options to purchase 667 shares of common stock at an exercise price equal to the fair market value of the common stock on the date of grant. The Administrative Committee shall have no discretion with respect to the number of shares subject to Director Options, the date of grant of Director Options, or the exercise price thereof.

     TERM OF OPTION. Options granted under the Plan will not be exercisable after the expiration of ten years from the date of grant, except that any incentive stock option granted to an employee who owns more than 10% of the outstanding common stock will be for a term not in excess of five years from date of grant. Each option will generally become exercisable in cumulative installments as established by the Administrative Committee at the time of grant. Such installments are subject to acceleration at any time by the Administrative Committee as well as under certain circumstances described in the Plan, including the purchase of common stock pursuant to a tender offer or exchange offer, or a merger in which the Company does not survive as an independent corporation.

     PRICE. Shares of common stock purchased on the exercise of an option will be paid for by the participant at the time of such exercise in cash or, to the extent permitted by the Administrative Committee, by delivery of shares of common stock or such other lawful consideration as the Administrative Committee may determine. The proceeds received by the Company upon the exercise of options granted under the Plan will be used for general corporate purposes. The exercise price of any incentive stock option granted to an employee will be equal to the fair market value of the common stock at the date of grant, except the exercise price of any incentive stock option granted to an employee who owns more than 10% of the outstanding common stock must be at least 110% of the fair market value of the common stock at the time the incentive stock option is granted. With respect to nonqualified stock options, the option price may be less than the fair market value of the common stock on the date of grant. The exercise price of any Director Option will be equal to the fair market value of the common stock on the date of grant.

     EXERCISABILITY. If a participant's employment terminates by reason of death, retirement or disability, certain post-termination exercise periods generally will apply. If a participant's employment terminates for any other reason, options will be exercisable only to the extent, if any, approved by the Administrative Committee and will cause them to be treated as nonstatutory stock options.

     CASHLESS EXERCISE. Under the Plan, an option may provide for a "cashless exercise" by allowing the optionee to direct an immediate market sale or margin loan respecting the shares under the option pursuant to an extension of credit by the Company. Pursuant to this procedure, the optionee would direct the delivery of the shares under the option from the Company to a brokerage firm and the delivery of the option price from the sale or margin loan proceeds from the brokerage firm to the Company.

     TRANSFERABILITY OF AWARDS. No option awarded under the Plan may be transferred by a participant otherwise than by will or by the laws of descent and distribution, and during the participant's lifetime, such awards may be exercised only by the participant or by his or her guardian or legal representative.

     AMENDMENT OR TERMINATION. The Plan may be amended or terminated at any time by the Board of Directors. The Administrative Committee may make non-material amendments to the Plan. The Administrative Committee may amend, modify, terminate or waive any condition or provision of any outstanding award under the Plan, except that it generally may not increase the number of shares subject to any outstanding award or decrease the option or exercise price of the award. The participant's consent to any such action may be required to the extent provided in the Plan.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the principal Federal income tax consequences associated with awards under the Plan. It does not describe all Federal income tax consequences under the Plan, nor does it describe foreign, state or local income tax consequences.

     INCENTIVE STOCK OPTIONS. The grant of an incentive stock option does not produce ordinary income to the recipient or a deduction to the Company. Generally a participant will not recognize ordinary taxable income at the time of exercise of an incentive stock option, and no deduction will be available to the participant's employer, provided the option is exercised while the participant is an employee or within certain time periods in the case of termination of employment by reason of disability or death. If an incentive stock option granted under the Plan is exercised after these periods, the exercise will be treated for tax purposes as the exercise of a nonstatutory stock option. Also, incentive stock options granted under the Plan will be treated as nonstatutory stock options to the extent they first become exercisable in any calendar year for shares having a fair market value, determined as the date of grant, in excess of $100,000.

     If shares acquired upon exercise of an incentive stock option are sold or exchanged more than one year after the date of exercise and more than two years from the date of grant of the option, any gain or loss will be a long-term capital gain or loss. If shares acquired upon exercise of an incentive stock option are disposed of prior to the expiration of these one-year or two-year holding periods (a "disqualifying disposition"), the participant will recognize ordinary income at time of disposition, and the employer will be able to claim a deduction, in an amount equal to the excess of the fair market value of the shares at date of exercise over the exercise price. Any additional gain will be treated as capital gain, long-term or short-term depending on how long the shares have been held. Where shares are sold or exchanged (other than in certain related party transactions) for an amount less than their fair market value at date of exercise, any ordinary income recognized in connection with the disqualifying disposition will be limited to the amount of gain, if any, recognized in the sale or exchange, and any loss will be a long-term or short-term capital loss, depending on how long the shares have been held.

     Although the exercise of an incentive stock option as described above will not produce ordinary taxable income to the participant, it may produce an increase in the participant's alternative minimum taxable income and may result in an alternative minimum tax liability. The excess of the fair market value of the shares at the date of exercise over the exercise price is included in the calculation of the participant's alternative minimum taxable income.

     NONSTATUTORY STOCK OPTIONS. Upon the exercise of a nonstatutory stock option (including Director Options) the participant will recognize ordinary taxable income equal to the excess of the fair market value of the shares at the time over the exercise price. The employer will be able to claim a deduction in an equivalent amount provided it satisfies withholding requirements. Any gain or loss upon a subsequent sale or exchange of the shares will be a capital gain or loss, long-term or short-term depending on the holding period for the shares.

     PAYMENT OF WITHHOLDING TAXES. The Company may withhold, or require a participant to remit to the Company, an amount sufficient to satisfy any federal, state, or local withholding tax requirements associated with awards under the Plan.

     IN GENERAL. Where already owned shares are used to exercise a stock option, special rules will apply in determining the tax basis of the shares received upon exercise.

FEDERAL SECURITIES LAW

     The 400,000 shares currently reserved for issuance under the Plan have been registered with the Securities and Exchange Commission pursuant to Registration Statement on Form S-8 (No. 33-53341). It is the Board of Director's intention to register the proposed 400,000 additional shares reserved for issuance under the Plan with the Securities and Exchange Commission on Form S-8 immediately following shareholder approval of the Plan. Accordingly, upon effectiveness of the registration statement, all shares acquired through the exercise of the options granted pursuant to the Plan will be registered shares within the meaning of the Securities Act of 1933 (the "Act").

PROPOSED AWARDS UNDER THE PLAN

     On March 5, 1996, the Administrative Committee granted incentive stock options and nonqualified stock options to purchase an aggregate of 341,290 shares of common stock under the Plan, subject to shareholder approval of amendment of the Plan. The exercise price for all such options is $12.00 per share (fair market value on March 5, 1996), and each option will expire 10 years after the date of grant. Such options generally first become exercisable in 25% increments over a four-year period beginning one year after date of grant. All such options are subject to the exercisability requirements of the Plan, all as generally described above.

     As discussed in the preceding paragraphs of this section, the terms and conditions of future option grants are subject to the discretion of the Administrative Committee and need not be identical to those option agreements described above.

     The benefits or amounts that will be received or allocated in the future under the Plan are not determinable at this time. The table below shows options granted under the Plan on March 5, 1996, subject to shareholder approval of the proposed amendment of the Plan, to the individuals and groups indicated.

                                 PLAN BENEFITS
                        1994 INCENTIVE STOCK OPTION PLAN

                                                                                            NUMBER OF
NAME                                                                DOLLAR VALUE(1)      OPTIONS GRANTED
Fred L. Schuermann, Jr.........................................       $ 1,026,720             85,560(3)
Daryl B. Adams.................................................          -0-                 -0-
Kenneth E. Church..............................................           699,000             58,250(3)
William S. Creekmuir...........................................           689,040             57,420(3)
Michael P. Haley...............................................           655,680             54,640(3)
Donald L. Mitchell.............................................           708,840             59,070(3)
All Executive Officers as a Group(2)...........................         3,779,280            314,940(3)
All Directors who are not executive officers as a group........          -0-                 -0-
All employees as a group (excluding executive officers)........           348,840             29,070

(1) Based on the fair market value of the Company's common stock on March 5, 1996.

(2) The executive officers of the Company on March 5, 1996 were Messrs. Schuermann, Church, Creekmuir, Haley and Mitchell and Ms. Adams.

(3) The proposed grants include grants of nonqualified stock options for each of Messrs. Schuermann, Church, Mitchell, Haley and Creekmuir in the following amounts, with the balance in incentive stock options: Schuermann (77,760); Church (50,000); Creekmuir (50,000); Haley (50,000); and Mitchell (50,000).

SHAREHOLDER VOTE

     While North Carolina corporate law does not require shareholder approval of the Plan, shareholder approval of the proposed amendment is necessary under the terms of the Plan, Federal tax law, and the Federal securities regulations in order to preserve the Plan's exemption from the Section 16(b) insider trading provisions of the Act for the granting of options to officers, directors, and 10% shareholders. Accordingly, the Board of Directors submits the proposed amendment of the Plan to shareholders for their approval. An affirmative vote of a majority of the shares present, or represented, and entitled to vote at the meeting is necessary for shareholders approval of the amendment of the LADD Furniture, Inc. 1994 Incentive Stock Option Plan to increase the number of shares reserved for issuance thereunder to 800,000 shares.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT OF THE LADD FURNITURE, INC. 1994 INCENTIVE STOCK OPTION PLAN.

                 RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS
               (PROPOSAL NUMBERED (3) IN THE ACCOMPANYING NOTICE)

     The appointment of auditors is approved annually by the Board of Directors and subsequently submitted to the shareholders for ratification. In recommending the ratification by the shareholders of the appointment of KPMG Peat Marwick LLP, the Board of Directors is acting upon the recommendation of the Audit Committee, which is composed entirely of non-employee Directors and which has satisfied itself as to the firm's professional competence and standing. In making its recommendation, the Audit Committee has taken into consideration the audit scope and audit fees associated with such retention. A representative of KPMG Peat Marwick LLP will attend the 1996 Annual Meeting of Shareholders to answer appropriate questions and to make any statement that such representative may desire to make.

     The Board of Directors unanimously recommends a vote "FOR" the ratification of the selection of KPMG Peat Marwick LLP as independent public accountants to audit the books and accounts of the Company for the 1996 fiscal year. A favorable vote by the holders of a majority of the Company's outstanding shares of Common Stock represented at the meeting is required for ratification of independent auditors. It is intended that, unless otherwise specified by the shareholders, votes will be cast pursuant to the proxies hereby solicited in favor of the approval of the selection of KPMG Peat Marwick LLP as independent public accountants to audit the books and accounts of the Company for the 1996 fiscal year.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE INDEPENDENT PUBLIC ACCOUNTANTS.

                 DATE FOR THE RECEIPT OF SHAREHOLDER PROPOSALS

     In order for shareholder proposals to be included in the proxy materials for the 1997 Annual Meeting, any such proposal must be received by the Company at its executive offices not later than January 3, 1997 and meet all other applicable requirements for inclusion therein.

                                 OTHER BUSINESS

     The Company does not intend to bring any business before the meeting other than that stated above in this Proxy Statement. However, if any other matters properly come before the meeting, the Proxyholders named in the enclosed Proxy will vote on such matters pursuant to the Proxy in accordance with their best judgment or as instructed by the Board of Directors.

                                   FORM 10-K

     SECURITIES AND EXCHANGE COMMISSION FORM 10-K ANNUAL REPORT WILL BE PROVIDED FREE OF CHARGE TO SHAREHOLDERS UPON WRITTEN REQUEST DIRECTED TO: LADD FURNITURE, INC., ONE PLAZA CENTER, BOX HP-3, HIGH POINT, NORTH CAROLINA 27261-1500,
ATTENTION: WILLIAM S. CREEKMUIR, EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER, SECRETARY AND TREASURER.

     A copy of the Company's Summary Annual Report to Shareholders for the year ended December 30, 1995 accompanies this Proxy Statement. Appendix A to this Proxy Statement, which contains the Company's Annual Report on Form 10-K, and the Summary Annual Report are not part of the Company's solicitation materials.

                            SOLICITATION OF PROXIES

     The Company expects to solicit proxies primarily by mail. Proxies may be solicited personally and by telephone by regular employees of the Company. The only expenses anticipated are those which are ordinarily incurred in connection with preparing, assembling and mailing the proxy material, including charges and expenses of communicating with shareholders. The total amount of such expenses will be borne by the Company.

     If you cannot be present at the meeting, you are requested to SIGN, DATE, and RETURN the accompanying Proxy in the enclosed envelope.

                                        WILLIAM S. CREEKMUIR
                                        SECRETARY

*******************************************************************************

                              LADD FURNITURE, INC.
P R O X Y

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

    The undersigned hereby appoints Richard R. Allen and Fred L. Schuermann, Jr., or either of them, as Proxyholders, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of LADD Furniture, Inc. held of record by the undersigned on March 5, 1996, at the annual meeting of shareholders to be held on May 2, 1996 at 10:00 a.m. at the Radisson Hotel, 135 S. Main Street, High Point, N.C. or any adjournment thereof.

     1. ELECTION OF DIRECTORS

 [ ]  FOR all nominees listed below            [ ]  WITHHOLD AUTHORITY to vote
   (except as marked to the contrary below)         for all nominees listed below

Richard R. Allen, William B. Cash, James H. Corrigan, Jr., O. William Fenn, Jr., Don A. Hunziker, Thomas F. Keller, L. Glenn Orr, Jr. and Fred L. Schuermann, Jr.

(INSTRUCTION -- TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEES WRITE
               THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW).

    2. APPROVAL OF AMENDMENT OF THE COMPANY'S 1994 INCENTIVE STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE THEREUNDER TO 800,000 SHARES.

   [ ]  FOR               [ ]   AGAINST              [ ]   ABSTAIN

    3. RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE INDEPENDENT PUBLIC ACCOUNTANTS FOR THE 1996 FISCAL YEAR.

   [ ]  FOR               [ ]   AGAINST              [ ]   ABSTAIN

    4. In their discretion, the Proxyholders are authorized to vote upon such other business as may properly come before the meeting.

    This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder.

    IF NO DIRECTION IS MADE, THIS PROXY, IF EXECUTED AND RETURNED, WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.
    Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officers. If a partnership, please sign in partnership name by authorized person.
                                           Dated                          , 1996
                                                  (Be sure to date Proxy)

                                           Signature

                                           Signature if held jointly

   PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY IN THE ENCLOSED
                                    ENVELOPE

                                   APPENDIX A

     LADD Furniture, Inc. Annual Report on Form 10-K for fiscal year ended December 30, 1995.

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 10-K

[(check mark)] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
    EXCHANGE ACT
    OF 1934

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE
    ACT OF 1934

For the fiscal year ended December 30, 1995

COMMISSION FILE NUMBER 0-11577

                              LADD FURNITURE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                       North Carolina                                                   56-1311320
       (STATE OR OTHER JURISDICTION OF INCORPORATION)                      (I.R.S. EMPLOYER IDENTIFICATION NO.)

   One Plaza Center, Box HP-3, High Point, North Carolina                               27261-1500
          (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                                      (ZIP CODE)

Registrant's telephone number, including area code: 910-889-0333

Securities registered pursuant to Section 12(b) of the Act:

                                      None

Securities registered pursuant to Section 12(g) of the Act:

                         Common Stock -- $.30 par value
                                (TITLE OF CLASS)

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                           Yes  (check mark)      No

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K [(check mark)]

     Market value of 6,278,354 shares held by nonaffiliates as of March 5, 1996, was $75,340,248.

     Indicate the number of shares outstanding of each of the registrant's classes of common stock, as of the latest practicable date.

                7,724,259 shares outstanding as of March 5, 1996

                      DOCUMENTS INCORPORATED BY REFERENCE

     Portions of the definitive Proxy Statement for the 1995 Annual Shareholders Meeting are incorporated by reference into Part III hereof.

                                     PART I

ITEM 1. BUSINESS

GENERAL

     LADD Furniture, Inc., incorporated in 1981 under the laws of the State of North Carolina, is a leading residential furniture manufacturer which sells its products through diverse retail distribution channels as well as to the hospitality and health care industries. The Company produces a wide range of furniture designed to appeal to a spectrum of customers seeking quality, style, and value. The Company markets its furniture under various brand names, including American Drew, American of Martinsville, Barclay, Clayton Marcus, Lea, Pennsylvania House and Pilliod. Based upon industry data published in the trade publication FURNITURE/TODAY, LADD is currently the fifth largest U.S. manufacturer of residential furniture. Unless the context otherwise indicates, "LADD" and "Company" refer to LADD Furniture, Inc., its divisions, and consolidated subsidiaries. The executive offices of LADD are located in High Point, North Carolina.

INDUSTRY SEGMENTS

     In accordance with the instructions for this item, LADD is deemed to have been engaged in only one business segment, manufacture and sale of furniture, for the three years ended December 30, 1995.

SIGNIFICANT DEVELOPMENTS IN 1995

     DIVESTITURE OF FOUR OPERATING UNITS -- In order to concentrate on its core residential casegoods (wood furniture), residential upholstery and contract sales businesses, the Company recently divested three non-strategic and/or nonperforming businesses: (i) Brown Jordan, a manufacturer of leisure and outdoor furniture, which was sold in December 1995 for $26.2 million, (ii) Lea Lumber & Plywood, a provider of wood materials, which was sold in December 1995 for $5 million, and (iii) Fournier Furniture, a manufacturer of ready-to-assemble furniture, which was sold in February 1996 for $12 million. The Company used the net cash proceeds from these sales to reduce debt. In addition, the Company has entered into a contract to sell Daystrom Furniture, a kitchen and dinette furniture manufacturer, for $4 million. The transaction is scheduled to close by the end of March 1996, subject to the purchaser finalizing financing. Should the sale transaction not close and another purchaser not be identified, the Company intends to liquidate the Daystrom business. Collectively, these four businesses, while representing approximately $110 million of sales in 1995 (approximately 18% of 1995 net sales), generated a loss before interest and income taxes of approximately $2.2 million in 1995.

     MANAGEMENT RESTRUCTURING -- In December 1995, the Company completed the second phase of its restructuring plan by realigning its senior management team effective January 1, 1996 into three groups consistent with its product and customer base -- casegoods, upholstery and contract sales. At the same time, Richard R. Allen, one of LADD's founders and Chairman and Chief Executive Officer, announced his retirement as Chief Executive Officer. Fred L. Schuermann, Jr., formerly President and Chief Operating Officer, assumed the duties of President and Chief Executive Officer, effective January 1, 1996. At the same time, Kenneth E. Church, president of the Company's Clayton-Marcus subsidiary, was appointed president of the LADD Upholstery Group; Donald L. Mitchell, formerly president of a competitor company, was hired to become the president of the LADD Casegoods Group; and Michael P. Haley continued in his role as president of LADD Contract Sales. William S. Creekmuir, LADD's Chief Financial Officer, was promoted to Executive Vice President and assumed responsibility for the Company's international, corporate marketing and transportation business. Following the management realignment, the Company intends to continue to market its products under individually distinct brand names, but to reduce its administrative overhead structure through better utilization of existing synergies among its operating companies.

LADD'S BUSINESS GROUPS

     The Company has three primary operating groups: (i) residential casegoods, consisting primarily of bedroom, dining room and living room furniture, wall units and occasional tables, (ii) residential upholstery, consisting primarily of sofas, loveseats, recliners and chairs, and (iii) contract sales, consisting of casegoods and upholstery sold to the hospitality and health care industries, the U.S. government and educational institutions (collectively, contract sales). The Company distributes its casegoods and upholstery products directly and through approximately 300 independent sales representatives to more than 8,000 customers, including leading department stores, furniture retailers, mass merchandisers, catalog merchandisers, major hotel chains, and various specialty stores and retail companies. The Company also markets its furniture internationally to buyers in over 50 countries.

  LADD'S CASEGOODS GROUP

     American Drew manufactures and sells medium priced wood residential furniture. The products include various types of bedroom furniture (beds, dressers, night stands, mirrors, armoires, and dressing tables), dining room furniture (tables, chairs, buffets, chinas, and serving pieces), and living room occasional pieces (desks, end tables, coffee tables, entertainment units, wall units, and secretaries). American Drew products are manufactured in three plants located in North Wilkesboro, NC and are sold primarily to major independent furniture retailers, department stores, and regional furniture chains.

     Lea Industries manufactures and sells wood furniture for the youth and adult bedroom markets. Lea Industries' products include beds, dressers, night stands, mirrors, desks, bookshelves, hutches, armoires, and correlated modular furniture in a variety of styles, including traditional, contemporary and colonial. The products are priced in the medium to low-medium price ranges and are considered high volume, promotional products to major furniture retailers. The products are marketed under the "Lea Industries," "Charter House," and "Design Horizons" brand names primarily to national and regional chains, independent furniture retailers, national general retailers and department stores. Lea Industries' products are manufactured in four plants located in Waynesville, NC, Marion, VA, and Morristown, TN.

     Pennsylvania House manufactures solid wood residential furniture in American traditional, country and transitional styles. The Pennsylvania House product line is priced in the upper-medium price range. Pennsylvania House created and introduced the in-store gallery concept to the furniture retailing industry in 1975, and currently has established galleries with approximately 230 independent furniture retailers in the U.S., Japan and Mexico. Pennsylvania House-Casegoods operates two manufacturing plants located in Lewisburg and White Deer, PA.

     Pilliod Furniture, acquired by LADD on January 31, 1994, manufactures and markets a wide range of promotionally priced contemporary and traditional wood residential furniture, including master bedroom products, occasional tables, entertainment centers, wall systems, and dining room chinas. Pilliod Furniture's products are marketed under the Pilliod and Symmetry brand names. The Company's products are sold throughout the United States through large volume customers, mainly large furniture chains and outlets. Pilliod Furniture operates three manufacturing facilities in Nichols, SC, Selma, AL, and Swanton, OH.

  LADD UPHOLSTERY GROUP

     Barclay Furniture manufactures and sells moderately priced upholstered residential furniture, including sofas, loveseats, chairs, sleepers, and motion furniture styled in contemporary and traditional patterns. The products are considered high volume, promotional items and are sold under the Barclay Furniture name and various private label names. Barclay sells its products primarily to retail furniture chains, department stores, membership clubs, rent-to-own stores, catalog retailers, and national general merchandisers. Barclay operates two manufacturing plants located in Sherman and Myrtle, MS.

     Clayton-Marcus manufactures and sells a full line of upholstered household furniture, including sofas, loveseats, chairs, sleepers, rockers, and other upholstered living room furniture, which sells in the medium and upper-medium price ranges. The products are marketed under the "Clayton-Marcus," "HickoryMark," "American of Martinsville," and "Clayton House," brand names primarily to retail furniture chains, independent furniture retailers and department stores. Clayton-Marcus currently has established galleries with approximately 150 independent furniture stores in the United States, Canada, and Mexico. Clayton-Marcus operates three manufacturing plants in Hickory, NC.

     Kenbridge Furniture, formed in 1995, manufactures and sells promotionally priced upholstered residential furniture, including sofas, loveseats, chairs in leather and leather/vinyl covers. The company's products are sold under the Kenbridge Furniture brandname throughout the United States through large volume customers, mainly large retail furniture chains. Kenbridge Furniture's products are manufactured in one facility in Mississippi.

     Pennsylvania House also manufactures a full line of upholstered residential furniture which sells in the upper-medium price range. Pennsylvania House-Upholstery operates one manufacturing plant located in Monroe, NC.

  LADD CONTRACT SALES

     American of Martinsville is a manufacturer of wood and upholstered commercial furniture which is marketed worldwide to the guest room (hotel/motel) industry through LADD Contract Sales Corporation. The Contract Sales Group also sells to the health care furniture market for retirement homes and extended care facilities, certain agencies of the U.S. government, and university and college markets. American of Martinsville operates two manufacturing plants located in Chilhowie and Martinsville, VA and utilizes other LADD manufacturing facilities to meet capacity constraints.

  OTHER

     LADD Transportation, Inc. operates a modern fleet of over-the-road tractors and trailers that are used to provide transportation services to LADD operating companies to meet the special needs of LADD's customers. Together with fleets operated by other LADD operating companies, LADD Transportation provides approximately 19% of LADD's out-bound shipping requirements for finished products and also hauls a portion of the Company's in-bound raw materials and supplies. LADD Transportation has received certain contract carrier rights from the Interstate Commerce Commission and markets its transportation services to independent customers.

MARKETING AND MAJOR CUSTOMERS

     The Company's operating entities generally market under their own trade names. The general marketing practice followed in the furniture industry and by the Company is to exhibit products at national and regional furniture markets. Internationally, the Company markets its products primarily through LADD International, a corporate marketing unit formed to coordinate the worldwide marketing efforts of LADD's operating companies.

     The Company also sells its furniture products directly and through approximately 300 independent sales representatives to a broad variety of customers, including department stores, furniture retailers, mass merchandisers, catalog merchandisers, major hotel chains, and various specialty stores and rental companies. The Company currently sells to more than 8,000 furniture customers. No single customer accounted for more than 5% of net sales in 1995. The Company's business is not dependent upon a single customer, the loss of which would have a material effect on the Company.

PRODUCT DESIGN AND DEVELOPMENT

     Each operating entity develops and manages its own product lines. New product groups are introduced at the national or regional furniture markets, and, based upon their acceptance at the markets, the products are either placed into production or withdrawn from the market. Consistent with industry practice, the Company designs and develops new product groups each year, replacing collections or items that are discontinued.

RAW MATERIALS

     The most important raw materials used by the Company are hardwood lumber, veneers, upholstery fabrics, leather, plywood, particle board, hardware, finishing materials, glass, steel, steel springs, and high pressure laminates. The wood species include cherry, oak, maple, white pine, poplar, and other American species, and imports such as rubberwood, guatambue and mahogany. The Company believes that its sources of supply for these materials are adequate and that it is not dependent on any one supplier.

     The Company's plants are heated by furnaces using gas, fuel oil, wood waste, and other scrap material as energy sources. The furnaces located at casegoods manufacturing plants have been adapted so that they use alternate energy sources, and the Company has been able to fuel these furnaces principally by wood wastes. The Company's plants use electrical energy purchased from local utilities. The Company has not experienced a shortage of energy sources and believes that adequate energy supplies will be available for the foreseeable future.

PATENTS AND TRADE NAMES

     The trade names of the Company's divisions and subsidiaries represent many years of continued business, and the Company believes such names are well recognized and associated with quality in the industry. The Company owns intellectual properties which are considered to be important to the business and which do not have a limited duration.

INVENTORY PRACTICES, ORDER BACKLOG AND CREDIT PRACTICES

     The Company generally schedules production of its various groups based upon orders on hand. Manufacturing efficiencies and investment in inventories are, therefore, directly related to the current volume of orders. The Company, and the industry generally, honors cancellation of orders made prior to shipment. The Company's backlog of unshipped orders believed to be firm at 1995 fiscal year end was approximately $83.1 million, as compared to $85.2 million at 1994 fiscal year end. Generally, orders in the backlog are shipped during the following 12 months. The Company's businesses as a whole are not subject to significant seasonal variations. The business of Brown Jordan, the Company's subsidiary sold in December 1995, however, was heavily seasonal with inventories being built in the winter months and sales concentrated in the March-June time frame.

COMPETITION

     The residential furniture market is highly competitive and includes a large number of manufacturers, none of which dominate the market. Industry estimates indicate that there are over 600 manufacturers of residential furniture in the United States. Competition within the market for wood, upholstered and metal furniture occurs principally in the areas of style or design, quality, price, and service. Some of these include manufacturers of furniture types not manufactured by the Company.

     In recent years, foreign imports of finished furniture and component parts have increased. Although some of the imported products compete with products manufactured and marketed by the Company, the Company's Daystrom Furniture operating division, which is being held for sale, and its Pilliod Furniture subsidiary are the only operations to have experienced any significant negative impact. Where appropriate, the Company has capitalized upon the cost advantages of importing selected component parts and a limited number of finished products but is not dependent upon any foreign sources. The Company in 1995 imported approximately $18.4 million of finished furniture and unfinished furniture parts. Following the above discussed divestitures, the Company anticipates its import business to decline by approximately 38%.

     Following the sale of its Brown Jordan and Fournier subsidiaries, the Company has no facilities located outside the continental United States.

GOVERNMENTAL REGULATIONS

     The Company is subject to a wide-range of federal, state and local laws and regulations relating to protection of the environment, worker health and safety and the emission, discharge, storage, treatment and disposal of hazardous materials. These laws include the Clean Air Act of 1970, as amended, the Resource Conservation and Recovery Act, the Federal Water Pollution Control Act and the Comprehensive Environmental, Response, Compensation and Liability Act. Certain of the Company's operations use glues and coating materials that contain chemicals that are considered hazardous under various environmental laws. Accordingly, management closely monitors the Company's environmental performance at all of its facilities. Management believes that the Company is in substantial compliance with all environmental laws.

     Under the provisions of the Clean Air Act Amendments of 1990, in December 1995, the Environmental Protection Agency (the "EPA") promulgated air emission standards for the wood furniture industry. These regulations, known as National Emission Standards for Hazardous Air Pollutants ("NESHAPs"), govern the levels of emission of certain designated chemicals into the air and will require that the Company reduce emissions of certain volatile hazardous air pollutants ("VHAPs") by November 1997. Management is investigating and evaluating techniques to meet these standards at all facilities to which the NESHAPs standards will apply. While the Company may be required to make capital investments at some of its facilities to ensure compliance, the Company believes that it will meet all applicable requirements in a timely fashion and that the amount of money required to meet the NESHAP requirements will not materially affect its financial condition or its results of operations.

     See "Legal Proceedings" regarding the status of environmental proceedings in which the Company is involved.

EMPLOYEES

     The Company employed approximately 6,600 persons as of March 1, 1996, of which approximately 300 are employed at the Daystrom Furniture operating division which is being held for sale. Substantially all of the employees were employed on a full-time basis.

     Employees at five Company plants are represented by various labor unions. The Company considers its relations with its employees to be good. The union contract at Daystrom Furniture's South Boston, VA facility expires in April 1996.

EXPORT SALES

     In 1995, the Company's export sales decreased to $28.4 million (approximately 4.6% of 1995 net sales), a decrease of approximately 16.0% from export sales in 1994 of $33.8 million (approximately 5.7% of 1994 net sales). The Company's export sales in 1993 were $40.6 million, or approximately 7.8% of 1993 net sales. Excluding the operating companies sold or being held for sale, 1995 export sales would have been 3.7% of net sales. None of the Company's assets are dedicated solely to export sales.

ITEM 2. PROPERTIES

     The following table summarizes the real estate, both owned and leased, used in the primary business operations of the Company as of March 1, 1996.

                                LADD FACILITIES

                                                                                       APPROX.       OWNED      LEASE
                                                                                    FACILITY SIZE     OR      EXPIRATION
        OPERATING GROUP               LOCATION                    USE               (SQUARE FEET)    LEASED      DATE
Casegoods......................   N. Wilkesboro, NC    Manufacturing                   335,300       Owned
                                  N. Wilkesboro, NC    Manufacturing                   398,500       Owned
                                  N. Wilkesboro, NC    Manufacturing                   122,500       Owned
                                  N. Wilkesboro, NC    Warehouse/Office                109,500       Owned
                                  Morristown, TN       Warehouse                       108,000       Leased    10/31/97
                                  Morristown, TN       Manufacturing                   285,380       Owned
                                  Morristown, TN       Manufacturing/Office            139,200       Owned
                                  Waynesville, NC      Manufacturing/Office            448,400       Owned
                                  Morristown, TN       Distribution                    160,000       Leased    04/01/99
                                  Morristown, TN       Distribution                     97,500       Leased    10/31/96
                                  Marion, VA           Manufacturing                   204,900       Owned
                                  Lewisburg, PA        Manufacturing/Office/Dist.      676,800       Owned
                                  White Deer, PA       Manufacturing                   128,000       Owned
                                  Milton, PA           Warehouse                       120,000       Leased   Mo. to Mo.
                                  Selma, AL            Manufacturing                   277,000       Owned
                                  Nichols, SC          Manufacturing                   344,000       Owned
                                  Swanton, OH          Manufacturing                   289,000       Owned
                                  Dillon, SC           Warehouse                        45,000       Leased   Mo. to Mo.
                                  High Point, NC       Office                           11,100       Leased    04/30/98
Upholstery.....................   Sherman, MS          Manufacturing/Office            302,650       Owned
                                  Myrtle, MS           Manufacturing                    81,250       Owned
                                  Pontotoc, MS         Warehouse                        12,400       Leased    09/15/96
                                  Hickory, NC          Manufacturing/Office/Dist.      369,600       Owned
                                  Hickory, NC          Manufacturing                   121,800       Owned
                                  Hickory, NC          Manufacturing                   152,900       Owned
                                  Monroe, NC           Manufacturing                   258,000       Owned
Contract Sales.................   Chilhowie, VA        Manufacturing/Office            493,625       Owned
                                  Martinsville, VA     Manufacturing                   801,885       Owned
                                  Martinsville, VA     Office                           50,000       Leased    05/31/02
                                  Martinsville, VA     Warehouse                       135,000       Leased    09/30/98
Corporate......................   High Point, NC       Office                           38,000       Leased    08/31/97
Daystrom Furniture                South Boston, VA     Manufacturing/Office            463,980       Owned
  (held for sale)..............   South Boston, VA     Warehouse                        33,520       Leased   Mo. to Mo.

     The Company believes that its manufacturing, warehouse and office space is well maintained for its intended purposes and adequately insured. Although the closure of any particular Company facility may be disruptive to that particular operating entity's business, it would not be materially adverse to the Company's operations.

     The Company normally operates all of its furniture manufacturing facilities on a one shift per day, five-day week basis. Increasingly, certain departments and facilities are operated on a multi-shift basis.

     The Company also currently maintains showrooms, the majority of which are leased, in High Point, NC, San Francisco, CA, Sherman and Tupelo, MS, Minneapolis, MN, Martinsville, VA, and Lewisburg, PA.

     The Company owns and leases substantial quantities of woodworking, sewing and metalworking equipment located in its various plants. The Company considers its present equipment to be adequate, well-maintained, generally modern, and adequately insured.

     The Company currently owns and leases approximately 130 tractors and 320 trailers.

ITEM 3. LEGAL PROCEEDINGS

     The Company is involved in routine litigation from time to time in the regular course of its business. In the opinion of the Company, there are no material legal proceedings pending or known to be contemplated to which the Company is a party or of which any of its property is subject.

     The Company presently is involved in the following environmental proceedings:

          1. The California manufacturing facility of Brown Jordan Company ("Brown Jordan"), a former subsidiary of the Company, is located in El Monte, California in the San Gabriel Valley Groundwater Basin. The Basin has been designated by the United States Environmental Protection Agency ("EPA") and the State of California as a Superfund site. Although no administrative or judicial enforcement action has been taken by the EPA or applicable California authorities, the State of California is seeking to identify potentially responsible parties ("PRPs") and has ordered certain tests to be conducted by Brown Jordan in connection with their investigation. In May 1994, the Company joined the Northwest El Monte Community Task Force, a PRP Group formed to respond to the EPA. In March 1995, the Task Force and the EPA finalized an Administrative Consent Order pursuant to which the Task Force has begun a remedial investigation and feasibility study at an approximate cost of $1.3 million. Pursuant to an interim allocation agreement, Brown Jordan is responsible for 4.86% of all shared assets of the Task Force.

          2. In September 1995, Brown Jordan received a request from the California Regional Water Quality Board with respect to further assessment of two areas at the El Monte facility, the Leach Pit Area and the Clarifier Area. Both of these areas have been the subject of significant previous investigations (undertaken 1988-1993) which had concluded that it was unlikely that Brown Jordan was contributing significantly to groundwater contamination in the area. The Board's investigation program is separate from the El Monte Superfund group, although both are concerned with whether Brown Jordan is a source of groundwater contamination. There is some basis at this time for believing that the Leach Pit and Clarifier Area problems are limited to soil contamination.

     Under the terms of the Asset Purchase Agreement with Maytag Corporation ("Maytag") dated June 1, 1989 ("the Maytag Agreement") under which the Company acquired Brown Jordan, the Company's liabilities in El Monte matters are limited to the first $200,000 of costs for off-site liabilities and $1,000,000 of costs for on-site liabilities. Pursuant to the terms of the Stock Purchase Agreement between the Company and BJCL, Inc. ("BJCL") dated as of November 7, 1995 under which BJCL acquired Brown Jordan from the Company, BJCL may assume up to $400,000 of certain post closing costs relating to Brown Jordan, including environmental costs relating to the El Monte site. Through fiscal 1995, approximately $300,000 had been expended by the Company on the El Monte site. Accordingly, if no other claims are made by BJCL under the Brown Jordan Agreement, the next $400,000 of costs associated with Brown Jordan environmental claims will be paid by BJCL.

     The Company has also been named as a PRP, along with numerous parties, at various hazardous waste sites undergoing cleanup or investigation for cleanup. The Company believes that at each of these sites, it has been improperly named or will be considered a "de minimis" party. Although the Company believes adequate accruals have been provided for environmental contingencies, it is possible, due to uncertainties previously noted, that additional accruals could be required in the future. However, the ultimate resolution of these contingencies, to the extent not previously provided for, should not have a material adverse effect on the Company's financial position.

     The Company is cooperating fully with government authorities in each of these matters.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     No such matters were submitted to security holders of the Company in the fourth quarter of fiscal year 1995.

                                    PART II

ITEM 5. MARKET FOR THE REGISTRANT'S COMMON STOCK AND RELATED SECURITY HOLDER MATTERS

     STOCK TRANSFER AGENT:

     Wachovia Bank & Trust Company, N.A.
     Winston-Salem, NC
     Shareholder Account Information: 1-800-635-4236

     STOCK LISTING:

     The Company's common stock is traded on the Nasdaq Stock Market under the Nasdaq symbol: LADF. At year end 1995, the Company had approximately 5,000 shareholders based upon approximately 700 shareholders of record at that date and an estimate of the number of individual shareholders represented by broker and nominee position listings.

     MAJOR MARKET MAKERS:

     Dillon, Read & Co.                                         Nash Weiss
     Herzog, Heine, Geduld                                      Raymond, James & Associates
     Huntleigh Securities Corp.                                 Robinson Humphrey
     Interstate/Johnson Lane                                    Sherwood Securities Corp.
     Jefferies & Company                                        Scott & Stringfellow
     Kirkpatrick, Pettis, Smith                                 Southeast Research Partners
     Legg Mason Wood Walker                                     Southwest Securities
     Mayer & Schweitzer                                         Troster Singer Corp.
     Merrill Lynch                                              Wheat First Butcher Singer

     See Item 6, Selected Financial Data, for market and dividend information regarding the Company's Common Stock.

     ITEM 6. SELECTED FINANCIAL DATA

                        LADD FURNITURE, INC. AND SUBSIDIARIES

                                SELECTED ANNUAL DATA

            DOLLAR AND SHARE DATA IN THOUSANDS, EXCEPT PER SHARE AMOUNTS

                                                                                                             FIVE-YEAR
                                          FISCAL     FISCAL     FISCAL     FISCAL     FISCAL     FISCAL       COMPOUND
                                           1990       1991       1992       1993       1994       1995      GROWTH RATES
     OPERATING STATEMENT DATA
       Net sales......................   $511,911    429,110    496,679    521,200    591,575    614,502          3.7%
       Cost of sales..................    406,039    356,025    401,250    426,921    481,994    515,980          4.9
         Gross profit.................    105,872     73,085     95,429     94,279    109,581     98,522         (1.4)
       Selling, general and
         administrative expenses......     80,617     79,322     78,493     81,953     93,911    101,345          4.7
       Restructuring expense..........      8,268         --         --         --         --     25,120          N/M
       Operating income (loss)........     16,987     (6,237)    16,936     12,326     15,670    (27,943)         N/M
       Other deductions:
         Interest expense.............     14,799     10,413      7,502      5,542      8,939     11,798         (4.4)
         Other (net)..................      1,584      2,594      1,164        377      1,714      3,685         18.4
       Earnings (loss) before income
         taxes........................        604    (19,244)     8,270      6,407      5,017    (43,426)         N/M
       Income tax expense (benefit)...       (426)    (6,041)     3,725      2,561        709    (18,236)       112.0
       Net earnings (loss)............   $  1,030    (13,203)     4,545      3,846      4,308    (25,190)         N/M
       Depreciation...................   $  9,138      8,783      9,151     10,508     14,143     12,671          6.8
       Amortization...................      2,952      5,081      2,848      2,554      3,669      3,758          5.0
       Cash dividends paid............      5,274      4,545         --      2,767      2,771      2,086        (16.9)
       Weighted average shares
         outstanding..................      6,279      6,316      7,148      7,686      7,697      7,721          4.2
     PER SHARE DATA
       Net sales......................   $  81.53      67.94      69.49      67.81      76.86      79.59         (0.5)
       Net earnings (loss)............       0.16      (2.09)      0.64       0.50       0.56      (3.26)         N/M
       Cash dividends.................       0.84       0.72         --       0.36       0.36       0.27        (20.3)
       Year-end book value............      20.28      17.37      19.38      19.52      19.73      16.20         (4.4)
     BALANCE SHEET DATA
       Net working capital............   $115,960    111,583    117,693    123,004    123,685     79,528         (7.3)
       Net property, plant and
         equipment....................     82,758     81,660     83,609     97,497    109,522     82,586          0.0
       Total assets...................    320,539    308,980    315,649    335,737    378,816    312,986         (0.5)
       Long-term debt.................    124,462    125,304     91,503    105,257    143,584    112,598         (2.0)
       Shareholders' equity...........    127,331    110,001    148,724    150,103    151,906    125,197         (0.3)
     RATIOS, OTHER
       Gross profit margin............       20.7%      17.0       19.2       18.1       18.5       16.0
       Operating profit (loss)
         margin.......................        3.3       (1.5)       3.4        2.4        2.6       (4.6)
       Return (loss) on sales.........        0.2       (3.1)       0.9        0.7        0.7       (4.1)
       Effective income tax rate......        N/M       31.4       45.0       40.0       14.1       42.0
       Dividend payout ratio..........        N/M        N/M         --       71.9       64.3        N/M
       Return (loss) on beginning
         assets.......................        0.3       (4.1)       1.5        1.2        1.3       (6.6)
       Return (loss) on beginning
         equity.......................        0.8      (10.4)       4.1        2.6        2.9      (16.6)
       Current ratio..................        3.2x       3.1        3.1        3.1        3.0        2.3
       Inventory turnover.............        4.2        4.0        4.4        4.4        4.3        4.9
       Asset turnover.................        1.4        1.4        1.6        1.6        1.7        1.8
       Long-term debt to
         capitalization...............       46.3%      49.1       35.2       37.9       45.3       45.1
       Year-end employees (actual
         number)......................      6,880      6,340      6,940      6,670      7,860      6,880
       Sales per employee (000's).....   $   67.7       66.1       75.4       77.0       77.9       79.0
     STOCK DATA
         High.........................   $  39.00      38.25      36.00      44.25      35.25      19.88
         Low..........................      12.75      17.25      18.75      22.50      14.63      12.25
         Close........................      18.75      22.50      31.50      30.00      19.50      13.13
         P/E ratios:
            High.........................     N/M        N/M       56.3       88.5       62.9        N/M
            Low..........................     N/M        N/M       29.3       45.0       26.1        N/M
         Trading volume (shares)......      4,080      3,873      6,586      8,260      6,473      9,599

                                        ONE-YEAR CHANGES
                                         1995 VS. 1994
     OPERATING STATEMENT DATA
       Net sales......................          3.9%
       Cost of sales..................          7.1
         Gross profit.................        (10.1)
       Selling, general and
         administrative expenses......          7.9
       Restructuring expense..........          N/M
       Operating income (loss)........          N/M
       Other deductions:
         Interest expense.............         32.0
         Other (net)..................        115.0
       Earnings (loss) before income
         taxes........................          N/M
       Income tax expense (benefit)...          N/M
       Net earnings (loss)............          N/M
       Depreciation...................        (10.4)
       Amortization...................          2.4
       Cash dividends paid............        (24.7)
       Weighted average shares
         outstanding..................          0.3
     PER SHARE DATA
       Net sales......................          3.6
       Net earnings (loss)............          N/M
       Cash dividends.................        (25.0)
       Year-end book value............        (17.9)
     BALANCE SHEET DATA
       Net working capital............        (35.7)
       Net property, plant and
         equipment....................        (24.6)
       Total assets...................        (17.4)
       Long-term debt.................        (21.6)
       Shareholders' equity...........        (17.6)
     RATIOS, OTHER
       Gross profit margin............
       Operating profit (loss)
         margin.......................
       Return (loss) on sales.........
       Effective income tax rate......
       Dividend payout ratio..........
       Return (loss) on beginning
         assets.......................
       Return (loss) on beginning
         equity.......................
       Current ratio..................
       Inventory turnover.............
       Asset turnover.................
       Long-term debt to
         capitalization...............
       Year-end employees (actual
         number)......................
       Sales per employee (000's).....
     STOCK DATA
         High.........................
         Low..........................
         Close........................
         P/E ratios:
           High.........................
           Low..........................
         Trading volume (shares)......

     NOTES: Long-term debt excludes current installments. Capitalization defined as net working capital plus noncurrent assets. Fiscal year 1992 comprised 53 weeks; all other years comprised 52 weeks. P/E ratios based on yearly net earnings per share. Stock price data for calendar years. N/M = Not meaningful. Sales per employee based on monthly employee average. All stock data has been adjusted to reflect the 1 for 3 reverse stock split effective May 16, 1995. Fournier Furniture is included in consolidated results from its acquisition date of July 2, 1992, and Pilliod Furniture from its acquisition date of January 31, 1994.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

     The following discussion should be read in conjunction with the Consolidated Financial Statements and Notes thereto.

RESULTS OF OPERATIONS

     The table below sets forth the percentage relationship of net sales to certain items included in the consolidated statements of operations in each of the last three fiscal years.

                                                                                                        1993     1994     1995
Net sales............................................................................................   100.0%   100.0%   100.0%
Cost of sales........................................................................................    81.9     81.5     84.0
  Gross profit.......................................................................................    18.1     18.5     16.0
Selling, general and administrative expenses.........................................................    15.7     15.9     16.5
Restructuring expense................................................................................    --       --        4.1
  Operating income (loss)............................................................................     2.4      2.6     (4.6)
Other deductions, net................................................................................     1.2      1.8      2.5
  Earnings (loss) before income taxes................................................................     1.2      0.8     (7.1)
Income tax expense (benefit).........................................................................     0.5      0.1     (3.0)
  Net earnings (loss)................................................................................     0.7%     0.7%    (4.1)%

     The following paragraphs provide an analysis of the changes in net sales, selected cost and expense items, and net earnings (loss) over the three-year period ended December 30, 1995.

FISCAL 1995 RESTRUCTURING OF THE COMPANY

     During the second quarter of 1995, the Company recorded a $25,696,000 non-cash restructuring charge as a result of the Company's plan to divest four operating companies (Brown Jordan Company, Fournier Furniture, Daystrom Furniture and Lea Lumber & Plywood), close four company-owned retail stores, and reorganize the remaining companies to improve operating performance. During the fourth quarter of 1995, the Company recorded a $2,121,000 net decrease in restructuring expense as a result of finalizing sales of two of the operating companies and the revision of the fair value of the remaining two operating companies. Also, during the fourth quarter of 1995, the Company recorded additional charges of $1,264,000 for executive severance resulting from the Company's decision to realign management for its casegoods, upholstery and contract operations and $281,000 of other miscellaneous expenses. As part of the 1995 restructuring, the Company was reorganized along its three principal product lines: (i) the Casegoods Group; (ii) the Upholstery Group; and (iii) the Contract Sales Group.

     The net restructuring charge of $25,120,000 for the year ended December 30, 1995 consisted of: (a) $17,379,000 to write-down businesses sold or held for sale to the estimated fair value, net of disposition expenses; (b) $3,699,000 to increase reserves for costs associated with closing four retail stores; (c) $2,614,000 to provide for severance expense and other costs; and (d) $1,428,000 to write-down selected machinery to estimated fair value because of changes in manufacturing processes.

     On December 29, 1995, the Company sold its wholly-owned subsidiary Brown Jordan Company (Brown Jordan) and certain related intellectual property rights for $24,000,000 in cash and a 12% interest, on a fully diluted basis, in the purchaser. The 12% interest in the purchaser is valued at $2,200,000. On December 29, 1995, the Company also sold substantially all of the assets of its Lea Lumber & Plywood (LL&P) division for cash of approximately $4,004,000 and a $1,000,000 subordinated note. The Company used the net cash proceeds from the above divestitures to pay down its long-term debt. For the businesses held for sale at December 30, 1995, the estimated fair value of their aggregate net assets was reported as a separate line item in the Company's consolidated balance sheet, while their 1995 operating results were consolidated with those of the Company in the consolidated statement of operations.

     During January 1996, definitive sale agreements were signed for Fournier Furniture and Daystrom Furniture. On February 26, 1996, the Company completed the sale of Fournier Furniture for cash and a subordinated note totalling approximately $10.0 million and the purchaser's assumption of approximately $1.9 million of Industrial Revenue Bonds. The amount of the subordinated note is subject to finalization of a post-closing working capital adjustment.

     In addition to the restructuring charge, the Company also recorded a $10.2 million non-cash charge during 1995's second quarter. This charge was incurred to write off unamortized bank financing fees and, in light of furniture industry conditions, to increase reserves for slow-moving and discontinued inventories, provide for potential bad debts and recognize other liabilities.

     These 1995 pretax non-cash charges resulted in a substantial loss for the entire year, on both a pretax and an after-tax basis. Management believes the actions represented by these charges will reposition the Company to achieve improved long-term operating performance within the U.S. residential furniture manufacturing industry.

FISCAL 1995 COMPARED TO 1994

     Consolidated net sales for fiscal 1995 rose $22.9 million, or 3.9%, to a record $614.5 million. On a pro forma basis, assuming Pilliod Furniture had been acquired at the beginning of fiscal 1994, the fiscal 1995 consolidated net sales increase would have been 2.5%. The reported increase of $22.9 million consisted of a $25.5 million, or 5.3%, increase in net sales of the ongoing businesses, partially offset by a cumulative decline of $2.6 million, or 2.4%, in net sales of the businesses sold or being held for sale.

     Of the $498.7 million in net sales recorded during fiscal 1995 by the ongoing businesses, approximately $284.4 million represented residential casegoods volume, approximately $124.5 million represented residential upholstery volume, and contract volume represented approximately $68.5 million. The balance of 1995 sales, totalling approximately $21.3 million, represented "other" business, primarily revenues from the Company's trucking operations and from the sale of home furnishings accessories. The Company's 1995 sales trends were in line with the general industry pattern of stronger upholstery sales than casegoods sales. The Company's total residential upholstery sales for fiscal 1995 rose by $18.1 million, or 17.0%, while total residential casegoods sales for the year decreased $14.1 million, or 4.7%, from fiscal 1994's level. Total fiscal 1995 net sales of the Company's contract business, including the sale of accessories, rose by $13.0 million, or 23.4%, compared to the prior year. Aggregate international net sales fell by $5.4 million, or 16.0%, from fiscal 1994 levels, primarily due to reduced 1995 exports to Canada and, following the devaluation of the peso in late 1994, Mexico.

     Cost of goods sold increased by $34.0 million, or 7.1%, in fiscal 1995 and represented 84.0% of net sales in the most recent year, up from 81.5% in fiscal 1994. Materials, labor and overhead costs all increased as a percentage of net sales in 1995, with the labor component showing the largest year-over-year growth. The labor increase resulted largely from the casegoods companies manufacturing parts they had previously purchased and machine setup times not being fully absorbed due to smaller cut quantities. Materials price increases, which had been a major negative factor in 1994, moderated to a degree during 1995, particularly in the areas of hardwood lumber and particleboard, although these costs remain at fairly high levels on a historical basis. Further negatively impacting 1995 margins was a 7.5% decrease in production to reduce inventory levels of the casegoods group resulting in unusually high amounts of unabsorbed fixed overhead costs. An additional depressant on the 1995 gross margin was the non-cash charge (totalling $5.3 million) taken in the second quarter to increase reserves for slow-moving and discontinued inventories. As a result of these factors, the Company's fiscal 1995 gross margin declined to a historical yearly low of 16.0%, compared to fiscal 1994's 18.5% gross margin.

     Selling, general and administrative (SG&A) expenses rose to 16.5% of net sales, compared to 15.9% in fiscal 1994. This increase was primarily attributable to the second quarter non-cash charge (totalling $2.3 million) to increase the Company's bad debt reserves and provide for other miscellaneous expenses, as well as higher costs associated with the Company's accounts receivables securitization program, which was in place for all of 1995 and carried larger average balances and discount rates than in fiscal 1994.

     Other deductions increased in the aggregate to 2.5% of fiscal 1995's net sales from 1.8% of prior year's net sales. Interest expense rose $2.9 million, despite average outstanding borrowings for fiscal 1995 remaining approximately the same as in the prior year, due to increases in short-term interest rates and an amendment to the Company's long-term credit facility (discussed below), which resulted in a significantly higher borrowing rate for the Company beginning in August 1995. All other deductions rose to 0.6% of net sales from 0.3% in fiscal 1994, primarily due to establishment of a reserve for a note receivable relating to a prior divestiture and the write-off of unamortized bank fees.

     The principal reasons for the increase in the Company's fiscal 1995 effective tax rate to 42.0% from 14.1% in the previous year were tax benefits realized from the utilization of capital loss carryforwards during the year (see note 13) and various beneficial tax credits. The Company's effective income tax rate for 1996 is expected to approximate the Federal tax rate of 34.0%.

FOURTH QUARTER 1995 RESULTS

     Net sales for the fourth quarter of 1995 rose in the aggregate by 4.7% from 1994's fourth quarter level. This overall increase consisted of a 3.8% rise in net sales of the "ongoing" LADD business units and an 8.5% increase in combined net sales of the four businesses sold or being held for sale. The fourth quarter gross profit margin rose to 18.0% in 1995, from 16.4% in 1994. This increase was primary due to the fact that the 1994 quarter gross margin was depressed by high materials costs and unabsorbed overhead, and a favorable LIFO adjustment in the 1995 quarter resulting from a lower-than-anticipated rate of inflation and a significant decrease in 1995 year-end inventory quantities.

     SG&A expenses represented 16.9% of 1995's fourth quarter net sales, as compared to 17.0% a year earlier. Management continues to closely monitor and control the Company's SG&A expense.

     A restructuring credit amounting to 0.4% of 1995 net sales was recorded in 1995's final three months relating to the sale at quarter-end of two of the four businesses held for sale and the adjustment to fair value of the net assets of the remaining two businesses, on which definitive sale agreements were executed during January 1996. This adjustment was offset by expenses representing 0.3% of net sales, attributable primarily to severance expenses accrued in conjunction with the further restructuring of the Company's ongoing business units, which was announced in June 1995 and continued into the year's final quarter.

     Total other deductions represented 2.5% of net sales in the fiscal 1995 fourth quarter, compared to 2.4% in the same quarter a year earlier. The increase was entirely due to higher interest expense incurred in the 1995 period resulting from an increased bank borrowing rate.

     These factors produced a pretax loss of $1.4 million, or 0.9%, of net sales in 1995's final three months, compared to a $4.4 million pretax net loss (3.0% of net sales) in the year-earlier quarter. Both periods were adversely affected by relatively low gross margins, generally weak furniture industry conditions, competitive pricing pressures and, in the case of the 1994 quarter, the write-off of unamortized bank fees.

     The high 1995 fourth quarter effective tax rate resulted primarily from the utilization during the quarter of capital loss carryforwards.

FISCAL 1994 COMPARED TO 1993

     Net sales increased $70.4 million, or 13.5%, to a record $591.6 million in 1994, compared to $521.2 million in 1993, largely as a result of the January 31, 1994 acquisition of Pilliod Furniture. On a pro forma basis, assuming the acquisition of Pilliod Furniture had occurred at the beginning of fiscal year 1993, 1994 net sales decreased from prior year levels by 1.4%. The decrease in the pro forma 1994 net sales was primarily due to the discontinuance of certain American of Martinsville residential casegoods product lines, a reduction in export shipments, and a decline in sales of lower-priced upholstery and higher-priced casegoods products compared to 1993.

     Cost of sales as a percentage of net sales decreased to 81.5% in 1994, from 81.9% in 1993, resulting in an increase in the 1994 gross profit margin to 18.5% from 18.1% in 1993. The 1994 gross margin was positively impacted by Pilliod Furniture's gross margin and operating efficiencies generated by the Company's capital investment program, and negatively affected by higher raw material costs, including particleboard, medium-density fiberboard, cartons and aluminum. Additionally, 1994's gross margin was reduced by manufacturing disruptions associated with the Company's Virginia manufacturing realignment started in 1993's second half and plant disruptions resulting from other capital projects initiated during 1994. Further, selected plant downtime taken in the fourth quarter to control inventory levels increased 1994's fourth quarter cost of sales, negatively impacting gross margins.

     Selling, general and administrative (SG&A) expenses were 15.9% of net sales in 1994, compared to 15.7% in 1993. The increase was due to the costs associated with the Company's accounts receivable securitization program which was initiated in February 1994.

     Other deductions totaled 1.8% of net sales in 1994, compared with 1.2% in 1993. The increase was primarily attributable to higher interest expense reflecting the use of long-term debt to partially fund the Company's $31.8 million capital spending program and its $54.4 million Pilliod Furniture acquisition (see note 3) coupled with rising interest rates. Additionally, amortization expense increased in 1994 as a result of the Pilliod Furniture acquisition.

     The decrease in the Company's effective income tax rate from 40.0% in 1993 to 14.1% in 1994 resulted principally from reductions in income taxes derived from state tax planning strategies and the utilization of capital loss carryforwards.

LIQUIDITY AND CAPITAL RESOURCES

     Effective August 14, 1995, the Company's $190.0 million long-term credit facility with a syndicate of banks was amended (the Amended Facility - see note 9). At December 30, 1995, the Company had $110.1 million outstanding under the Amended Facility, comprised of a $48.1 million term loan, and short-term and long-term borrowings totalling $62.0 million under a $115.0 million revolving credit line. Additionally, the Company had other long-term indebtedness outstanding at the same date, primarily fixed-rate industrial revenue bonds, aggregating $5.8 million. In total, long-term and short-term debt (funded debt) represented 45.8% of the Company's total capitalization at the end of 1995, compared to 46.3% a year earlier. On December 30, 1995, net working capital totaled $79.5 million and the current ratio was 2.3:1. Both of these financial measures were significantly below their year-earlier levels, due to the current assets and liabilities of the two remaining businesses held for sale being reported as a noncurrent asset in the December 30, 1995 consolidated balance sheet (see note 2), and the sale of Brown Jordan Company and Lea Lumber & Plywood effective December 29, 1995, which generated cash in excess of $28.0 million that was used to repay debt.

     The Company's Amended Facility provides for the payment of a higher rate of interest than the original facility and, based on current borrowing levels and interest rates, would increase the Company's interest cost by approximately $700,000 in 1996 compared to 1995 borrowing rates. In connection with the amendment of the credit facility, the Company expensed approximately $525,000 of unamortized fees from its original bank facility. Borrowings on the Amended Facility are currently unsecured but will become subject to a lien on substantially all the personal property assets of the Company effective March 31, 1996.

     At December 30, 1995, $36.0 million of cash had been generated through the Company's trade accounts receivable securitization program (see note 4). The existing trade accounts receivable securitization program expires on March 30, 1996 and will not be renewed. The cash currently provided by this program will be replaced by borrowings under the revolving credit line of the Company's long-term credit facility. Management believes the Company's existing borrowing capacity under its revolving credit facility ($53.0 million at December 30, 1995) is sufficient to refinance the additional working capital requirement.

     During fiscal 1995, the Company generated net cash from operating activities of $11.1 million, an increase of $8.3 million compared to the prior year. The $11.1 million net cash from operating activities was generated partially by cash flows from earnings after adding back depreciation, amortization and restructuring expense, offset by a decrease in the net deferred tax liability, which in the aggregate totalled $2.9 million. Additionally, a decrease in working capital of $4.3 million positively impacted cash flows.

     During fiscal 1995, capital spending totaled $11.6 million, down sharply from the prior year's $31.8 million, as the major capital projects initiated during fiscal years 1993 and 1994 were completed in early 1995 and a reduced capital spending program was initiated by management. Capital expenditures during 1995 and 1994 were funded largely from the operations of the Company and borrowings under the Company's existing long-term credit facility. The Company anticipates spending less than $12.0 million for capital improvements during 1996, and believes that the unused long-term credit lines available under its banking arrangements, as well as cash generated from operations, will be adequate to fund these planned investments.

     Because of the Company's recent operating performance and in light of current short-term and medium-term interest rates, the Company plans to refinance its long-term and short-term bank credit facilities and its accounts receivable securitization program. The Company anticipates that the refinancing will be in the form of a term loan and revolving credit facility secured by substantially all of the Company's assets. Borrowings under such a facility will likely bear interest at rates above the Company's borrowing rate at December 30, 1995. In anticipation of such a refinancing, approximately $750,000 of unamortized fees will be charged to operations during 1996's first quarter. The Company anticipates the planned refinancing will be finalized during the second quarter of 1996.

IMPACT OF INFLATION

     Although the effects of inflation on the Company cannot be accurately determined, in 1995 the impact of inflation affected the Company's manufacturing costs in the areas of manufacturing overhead and raw materials other than lumber. The price of lumber, like the prices of other commodities, is affected more by the interaction of supply and demand than by inflation. Although 1995 margins were impacted by inflation, the Company's gross profit margins during the past several years have, in general, been impacted more by promotional selling discounts and plant downtime taken to curtail production than by inflation. The Company believes it will be able to largely offset the effects of inflation by improving its manufacturing efficiency, increasing employee productivity, substituting raw materials, and increasing the selling prices of its products.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

MANAGEMENT'S STATEMENT OF RESPONSIBILITY

     The management of LADD Furniture, Inc. is responsible for the integrity of the financial statements of the Company and for ascertaining that the financial statements accurately reflect the financial position and results of operations of the Company. The financial statements were prepared in conformity with generally accepted accounting principles, applying estimates and management's best judgment, as required. Information presented elsewhere in the Company's Annual Report on Form 10-K is consistent with the financial statements.

     LADD has established and maintains a system of internal controls designed to provide reasonable assurance, at an appropriate cost, that the Company's assets are adequately safeguarded and that the accounting records reflect the transactions of the Company accurately, fairly and in reasonable detail. The internal control system provides for careful selection and training of personnel, the delegation of management authority and responsibility, the dissemination of management control policies and procedures and an internal audit program.

     The board of directors, through its Audit Committee consisting of two directors who are not officers or employees of the Company, is responsible for reviewing and monitoring the financial statements and accounting practices of the Company. The Audit Committee meets periodically, either separately or jointly, with the independent auditors, representatives of management and the Company's internal auditors to discuss auditing, accounting and financial statement matters. To ensure complete independence, representatives of KPMG Peat Marwick LLP, certified public accountants retained by the Company to audit the financial statements, have full and free access to meet with the Audit Committee with or without the presence of management representatives.

Fred L. Schuermann, Jr.                 William S. Creekmuir
President & Chief Executive Officer     Executive Vice President & CFO
February 16, 1996                       February 16, 1996

                          INDEPENDENT AUDITORS' REPORT

THE BOARD OF DIRECTORS AND SHAREHOLDERS
LADD FURNITURE, INC.:

     We have audited the accompanying consolidated balance sheets of LADD Furniture, Inc. and subsidiaries as of December 31, 1994 and December 30, 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 30, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of LADD Furniture, Inc. and subsidiaries as of December 31, 1994 and December 30, 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 30, 1995 in conformity with generally accepted accounting principles.

KPMG PEAT MARWICK LLP

Greensboro, North Carolina
February 16, 1996, except for paragraph 4 of Note 2, which is as of February 26, 1996

                     LADD FURNITURE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

      YEARS ENDED JANUARY 1, 1994, DECEMBER 31, 1994 AND DECEMBER 30, 1995

                                                                                                 1993       1994       1995
                                                                                                DOLLAR AMOUNTS IN THOUSANDS,
                                                                                                     EXCEPT SHARE DATA
Net sales...................................................................................   $521,200    591,575    614,502
Cost of sales...............................................................................    426,921    481,994    515,980
     Gross profit...........................................................................     94,279    109,581     98,522
Selling, general and administrative expenses................................................     81,953     93,911    101,345
Restructuring expense -- NOTE 2.............................................................         --         --     25,120
     Operating income (loss)................................................................     12,326     15,670    (27,943)
Other deductions:
  Interest expense -- NOTE 9................................................................      5,542      8,939     11,798
  Other, net -- NOTE 9......................................................................        377      1,714      3,685
                                                                                                  5,919     10,653     15,483
     Earnings (loss) before income taxes....................................................      6,407      5,017    (43,426)
Income tax expense (benefit) -- NOTE 13.....................................................      2,561        709    (18,236)
     Net earnings (loss)....................................................................   $  3,846      4,308    (25,190)
Net earnings (loss) per common share........................................................   $   0.50       0.56      (3.26)
Cash dividends per common share.............................................................   $   0.36       0.36       0.27
Weighted average number of common shares outstanding........................................   7,685,751   7,696,689  7,720,783

          See accompanying notes to consolidated financial statements.

                     LADD FURNITURE, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                                                    DECEMBER 31,    DECEMBER 30,
                                                                                                        1994            1995
                                                                                                    DOLLAR AMOUNTS IN THOUSANDS,
                                                                                                         EXCEPT SHARE DATA
ASSETS
Current assets:
  Cash...........................................................................................     $    576           1,272
  Trade accounts receivable, less allowances for doubtful receivables, discounts, returns
     and allowances of $4,294 and $4,057, respectively -- NOTES 4 AND 15.........................       52,735          38,288
  Inventories -- NOTE 5..........................................................................      122,083          89,466
  Prepaid expenses and other current assets -- NOTE 13...........................................       10,053          13,663
       Total current assets......................................................................      185,447         142,689
Property, plant and equipment, net -- NOTES 6 AND 14.............................................      109,522          82,586
Businesses held for sale, net -- NOTE 2..........................................................           --           8,052
Intangible and other assets, net -- NOTES 2 AND 7................................................       83,847          79,659
                                                                                                      $378,816         312,986
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current installments of long-term debt -- NOTE 9...............................................     $    687             309
  Short-term bank borrowings -- NOTE 9...........................................................        5,000           3,037
  Trade accounts payable.........................................................................       28,360          28,419
  Accrued expenses and other current liabilities -- NOTES 2, 8 AND 13............................       27,715          31,396
       Total current liabilities.................................................................       61,762          63,161
Long-term debt, excluding current installments -- NOTE 9.........................................      143,584         112,598
Deferred compensation and other liabilities -- NOTES 11, 12 AND 14...............................        6,316           6,593
Deferred income taxes -- NOTE 13.................................................................       15,248           5,437
       Total liabilities.........................................................................      226,910         187,789
Shareholders' equity -- NOTE 10:
  Preferred stock of $100 par value. Authorized 500,000 shares; no shares issued.................           --              --
  Common stock of $.30 par value. Authorized 50,000,000 shares; issued 7,700,151 shares and
     7,726,993 shares, respectively..............................................................        2,310           2,318
  Additional paid-in capital.....................................................................       49,516          49,905
  Currency translation adjustment................................................................         (208)             --
  Retained earnings..............................................................................      101,105          73,829
                                                                                                       152,723         126,052
  Less unamortized value of restricted stock.....................................................         (817)           (855)
       Total shareholders' equity................................................................      151,906         125,197
Commitments and contingencies -- NOTES 14 AND 15
                                                                                                      $378,816         312,986

          See accompanying notes to consolidated financial statements.

                     LADD FURNITURE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

      YEARS ENDED JANUARY 1, 1994, DECEMBER 31, 1994 AND DECEMBER 30, 1995

                                                                                                 1993        1994       1995
                                                                                                 DOLLAR AMOUNTS IN THOUSANDS
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss).........................................................................   $  3,846       4,308    (25,190)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
  Depreciation of property, plant and equipment.............................................     10,508      14,143     12,671
  Amortization..............................................................................      2,554       3,669      3,758
  Restructuring expense.....................................................................         --          --     25,120
  Provision for losses on trade accounts receivable.........................................      2,056       1,521      2,898
  Gain on sales of property, plant and equipment............................................       (155)        (89)      (314)
  Provision for deferred income taxes.......................................................        214      (1,204)   (13,419)
  Increase in deferred compensation and other liabilities...................................      1,840       1,388      1,297
  Change in assets and liabilities, net of effects from acquisition and divestures and classification of businesses held for sale:
     Increase in trade accounts receivable..................................................     (5,188)     (2,517)    (7,988)
     (Increase) decrease in inventories.....................................................     (5,063)    (10,709)     8,126
     (Increase) decrease in prepaid expenses and other current assets.......................         61      (1,886)    (2,084)
     Increase (decrease) in trade accounts payable..........................................        310      (2,496)     3,608
     Increase (decrease) in accrued expenses and other current liabilities..................     (2,239)     (3,313)     2,607
  Total adjustments.........................................................................      4,898      (1,493)    36,280
     Net cash provided by operating activities..............................................      8,744       2,815     11,090
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of Pilliod Furniture, net of cash acquired -- NOTE 3..........................         --     (23,847)        --
  Additions to property, plant and equipment................................................    (24,666)    (31,825)   (11,560)
  Proceeds from sales of property, plant and equipment......................................        425         962        191
  Proceeds from sales of businesses -- NOTE 2...............................................         --          --     28,004
  Additions to intangible and other assets..................................................       (724)     (1,150)    (3,715)
     Net cash provided by (used in) investing activities....................................    (24,965)    (55,860)    12,920
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term borrowings........................................................     19,654     136,666        330
  Proceeds from (repayments of) short-term bank borrowings..................................         --       5,000     (1,963)
  Proceeds from sales of trade accounts receivable..........................................         --      32,485      3,515
  Proceeds from sale leaseback of equipment.................................................         --      14,566      6,691
  Proceeds from sale leaseback of other assets..............................................         --       1,360         --
  Principal payments of long-term debt......................................................     (1,155)   (135,020)   (29,743)
  Proceeds from common stock issued.........................................................         94          23          8
  Dividends paid............................................................................     (2,767)     (2,771)    (2,086)
     Net cash provided by (used in) financing activities....................................     15,826      52,309    (23,248)
EFFECT OF EXCHANGE RATE CHANGES ON CASH.....................................................        (81)        (38)       (66)
  Net increase (decrease) in cash...........................................................       (476)       (774)       696
Cash at beginning of year...................................................................      1,826       1,350        576
Cash at end of year.........................................................................   $  1,350         576      1,272

          See accompanying notes to consolidated financial statements.

                     LADD FURNITURE, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

      YEARS ENDED JANUARY 1, 1994, DECEMBER 31, 1994 AND DECEMBER 30, 1995

                                                                                                            UNAMORTIZED
                                                   NUMBER              ADDITIONAL    CURRENCY                VALUE OF
                                                  OF SHARES   COMMON    PAID-IN     TRANSLATION  RETAINED   RESTRICTED
                                                   ISSUED     STOCK     CAPITAL     ADJUSTMENT   EARNINGS      STOCK
                                                             DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA
BALANCE AT JANUARY 2, 1993......................  7,674,508   $2,302     48,681         (89)       98,489       (659)
  Shares issued in connection with incentive
     stock option plan..........................      3,890       1          90       --            --         --
  Shares issued in connection with and
     amortization of employee restricted
     stock awards...............................     10,321       3         415       --            --          (128)
  Currency translation adjustment...............     --        --         --            (81)        --         --
  Net earnings..................................     --        --         --          --            3,846      --
  Dividends paid................................     --        --         --          --           (2,767)     --
BALANCE AT JANUARY 1, 1994......................  7,688,719   2,306      49,186        (170)       99,568       (787)
  Shares issued in connection with incentive
     stock option plan..........................        782    --            19       --            --         --
  Repurchase of restricted stock................     (6,142)     (1 )      (170)      --            --           170
  Shares issued in connection with and
     amortization of employee restricted
     stock awards...............................     16,792       5         481       --            --          (200)
  Currency translation adjustment...............     --        --         --            (38)        --         --
  Net earnings..................................     --        --         --          --            4,308      --
  Dividends paid................................     --        --         --          --           (2,771)     --
BALANCE AT DECEMBER 31, 1994....................  7,700,151   2,310      49,516        (208)      101,105       (817)
  Repurchase of restricted stock................     (2,452)     (1 )       (68)      --            --            68
  Shares issued in connection with and
     amortization of employee restricted
     stock awards...............................     29,294       9         457       --            --          (106)
  Currency translation adjustment...............     --        --         --            (66)        --         --
  Reclassification to businesses held for
     sale.......................................     --        --         --            274         --         --
  Net loss......................................     --        --         --          --          (25,190)     --
  Dividends paid................................     --        --         --          --           (2,086)     --
BALANCE AT DECEMBER 30, 1995....................  7,726,993   $2,318     49,905       --           73,829       (855)

                                                      TOTAL
                                                  SHAREHOLDERS'
                                                     EQUITY
                                                    (NOTE 10)
BALANCE AT JANUARY 2, 1993......................     148,724
  Shares issued in connection with incentive
     stock option plan..........................          91
  Shares issued in connection with and
     amortization of employee restricted
     stock awards...............................         290
  Currency translation adjustment...............         (81)
  Net earnings..................................       3,846
  Dividends paid................................      (2,767)
BALANCE AT JANUARY 1, 1994......................     150,103
  Shares issued in connection with incentive
     stock option plan..........................          19
  Repurchase of restricted stock................          (1)
  Shares issued in connection with and
     amortization of employee restricted
     stock awards...............................         286
  Currency translation adjustment...............         (38)
  Net earnings..................................       4,308
  Dividends paid................................      (2,771)
BALANCE AT DECEMBER 31, 1994....................     151,906
  Repurchase of restricted stock................          (1)
  Shares issued in connection with and
     amortization of employee restricted
     stock awards...............................         360
  Currency translation adjustment...............         (66)
  Reclassification to businesses held for
     sale.......................................         274
  Net loss......................................     (25,190)
  Dividends paid................................      (2,086)
BALANCE AT DECEMBER 30, 1995....................     125,197

          See accompanying notes to consolidated financial statements.

                              LADD FURNITURE INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  DESCRIPTION OF BUSINESS

     Following the completion of the restructuring described in note 2, the Company continues to be one of the largest residential furniture manufacturers in the United States with 20 manufacturing facilities in eight states. The Company's products consist principally of casegoods and upholstery furniture in a wide range of styles for bedrooms, family rooms, dining rooms and living rooms in the low-medium to high-medium price ranges for the residential and contract (principally hotel/motel) markets. Residential casegoods, residential upholstery and contract products comprised approximately 46%, 20% and 11%, respectively, of the Company's 1995 net sales. The Company currently sells to more than 8,000 customers, including retail furniture chains, national general retailers, department stores, independent furniture retailers, major hotel chains and others located throughout the United States and overseas.

  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of LADD Furniture, Inc. and its subsidiaries, all of which are wholly-owned. All significant intercompany balances and transactions have been eliminated in consolidation.

  FISCAL YEAR

     The Company's fiscal year ends on the Saturday nearest the end of December. Fiscal year 1993 ended January 1, 1994; fiscal year 1994 ended December 31, 1994; and fiscal year 1995 ended December 30, 1995.

  INVENTORIES

     Approximately 66% in 1994 and 71% in 1995 of the Company's inventories are valued using the last-in, first-out (LIFO) cost method, which is not in excess of market. All other inventories in 1994 and 1995 are valued at the lower of first-in, first-out (FIFO) cost or market (net realizable value).

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost. Depreciation of plant and equipment is provided over the estimated useful lives of the respective assets on the straight-line method. Estimated useful lives are 10 to 35 years for buildings and improvements and 3 to 13 years for machinery and equipment.

     The Company accounts for any impairment of property, plant and equipment under the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. This statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of those assets may not be recoverable.

  REVENUE RECOGNITION

     Sales are recognized when products are shipped and invoiced to customers. Monthly provision is made for doubtful receivables, discounts, returns and allowances.

     Substantially all of the Company's accounts receivable are due from retailers described above. Management periodically performs credit evaluations of its customers and generally does not require collateral. The Company has no concentrated credit risk with any individual customer.

  FOREIGN CURRENCY TRANSLATION

     Assets and liabilities of a foreign subsidiary being held for sale are translated at year-end rates of exchange, and revenues and expenses are translated at the average rates of exchange for the year. Gains and losses resulting from translation were accumulated in a separate component of shareholders' equity until June 1995, at which time the balance was transferred to businesses held for sale. Gains and losses resulting from foreign currency transactions are included in net earnings (loss).

  INCOME TAXES

     Deferred tax assets and liabilities are recognized for the temporary differences between the financial statement carrying amounts and the tax bases of the Company's assets, liabilities, and loss and tax credit carryforwards at income tax rates

                              LADD FURNITURE INC.

expected to be in effect when such amounts are realized or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date.

  EARNINGS PER SHARE

     On May 12, 1995, shareholders approved a one-for-three reverse split of the Company's common stock which became effective May 16, 1995. All share and per share data presented in the accompanying consolidated financial statements have been restated for this one-for-three stock split. Earnings per share are calculated based upon the weighted average number of common shares outstanding during each fiscal year, as restated for the reverse stock split. The effect of dilutive stock options on the calculation is insignificant in each of the fiscal years presented.

  INTANGIBLE ASSETS

     Intangible assets consist principally of values assigned to patents, furniture designs, trade names and the excess of cost over the assigned value of net assets acquired. These assets are being amortized using the straight-line method over periods of 15 to 40 years. The Company assesses the recoverability of the excess of cost over the assigned value of net assets acquired by determining whether the amortization of the balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operations. The assessment of the recoverability of the excess of cost over the assigned value of net assets acquired will be impacted if estimated future operating cash flows are not achieved.

  PENSION AND OTHER POSTRETIREMENT PLANS

     The Company and several of its subsidiaries have defined benefit pension plans covering qualified salaried and hourly employees. The benefits are based on years of service and the employee's final average compensation before retirement. The cost of these programs is being funded currently.

     The Company also provides certain health care benefits for certain retired employees. The Company measures the costs of its obligation based on its best estimate. The net periodic costs are recognized as employees render the services necessary to earn the postretirement benefits.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount of cash, trade accounts receivable, prepaids and other current assets, short-term bank borrowings, trade accounts payable and accrued expenses and other current liabilities approximates fair value because of the short maturity of these financial instruments.

     The fair value of the Company's long-term debt is estimated by discounting the future cash flows at rates currently offered to the Company for similar debt instruments of comparable maturities. The fair value of the Company's long-term debt approximates the face value of the debt due to the variable interest rates on the majority of long-term debt at December 30, 1995.

  USE OF ESTIMATES

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

NOTE 2: RESTRUCTURING AND PLANNED DIVESTITURES

     During the second quarter of 1995, the Company recorded a $25,696,000 non-cash restructuring charge as a result of the Company's plan to divest four operating companies (Brown Jordan Company, Fournier Furniture, Daystrom Furniture and Lea Lumber & Plywood), close four Company-owned retail stores, and reorganize the remaining companies to improve operating performance. During the fourth quarter of 1995, the Company recorded a $2,121,000 net decrease in restructuring expense as a result of finalizing sales of two of the operating companies and the revision of the fair value of the remaining two operating companies. Also, during the fourth quarter of 1995, the Company recorded additional charges of $1,264,000

                              LADD FURNITURE INC.

for executive severance resulting from the Company's decision to realign management for its casegoods, upholstery and contract operations and $281,000 of other miscellaneous expenses. The net restructuring charge of $25,120,000 for the year ended December 30, 1995 consisted of: (a) $17,379,000 to write-down businesses sold or held for sale to the estimated fair value, net of disposition expenses; (b) $3,699,000 to increase reserves for costs associated with closing four retail stores; (c) $2,614,000 to provide for severance expense and other costs; and (d) $1,428,000 to write-down selected machinery to estimated fair value because of changes in manufacturing processes.

     On December 29, 1995, the Company sold its wholly-owned subsidiary Brown Jordan Company (Brown Jordan) and certain related intellectual property rights, for $24,000,000 in cash and a 12% interest, on a fully diluted basis, in the purchaser. The 12% interest in the purchaser, valued at $2,200,000, is recorded at the lower of cost or market and is included in intangible and other assets in the accompanying December 30, 1995 consolidated balance sheet. On December 29, 1995, the Company also sold substantially all of the assets of its Lea Lumber & Plywood (LL&P) division, for cash of approximately $4,004,000 and a $1,000,000 subordinated note, which is included in intangible and other assets in the accompanying December 30, 1995 consolidated balance sheet. The Company used the net cash proceeds from the above divestitures to pay down its long-term debt. The noncash proceeds were pledged by the Company as partial collateral for long-term debt payable to its syndicate of banks.

     The Company has signed sales contracts for the remaining two operating companies held for sale which are scheduled to close during the first quarter of 1996. The following information shows the components included in businesses held for sale:

                                                                                           DECEMBER 30,
                                                                                               1995
                                                                                           IN THOUSANDS
Trade accounts receivable, net..........................................................     $  9,114
Inventories, net........................................................................       10,400
Other current assets....................................................................          413
Property, plant and equipment, net......................................................        9,186
Current liabilities.....................................................................       (4,454)
Long-term debt..........................................................................       (1,951)
Currency translation adjustment.........................................................          274
Total assets, net.......................................................................       22,982
Less adjustment to write-down businesses held for sale to the estimated fair value......      (14,930)
                                                                                             $  8,052

     On February 26, 1996, the Company sold its wholly-owned subsidiary Fournier Furniture, Inc. for cash and a subordinated note totalling approximately $10.0 million and the purchaser's assumption of approximately $1.9 million of Industrial Revenue Bonds. The amount of the subordinated note is subject to finalization of a post-closing working capital adjustment.

     Businesses held for sale are valued using management's best estimate of the amounts expected to be realized on the sale of the two operating companies. However, the amount the Company will ultimately realize could differ materially from the amounts assumed in arriving at the loss on the write-down to the estimated fair value.

     The following unaudited pro forma information shows consolidated operating results for the periods presented as though the Company had divested the four operating companies and closed four company-owned retail stores as of January 2, 1993, excluding the restructuring expense recorded during 1995:

                                                                                     1993       1994       1995
                                                                                      IN THOUSANDS (UNAUDITED)
Net sales.......................................................................   $413,955    475,605    498,747
Earnings (loss) before interest and income taxes................................     10,331     11,486     (3,973)

                              LADD FURNITURE INC.

     The costs charged against restructuring reserves associated with items (b) and (c) in the first paragraph of the footnote above include the following:

                                                                                                           1995
                                                                                                       IN THOUSANDS
Restructuring reserve, beginning....................................................................     $  6,313
Write-off of excess of cost over the assigned value of net assets acquired..........................       (1,037)
Write-off of leasehold improvements.................................................................         (215)
Lease termination costs.............................................................................         (406)
Write-down of equipment.............................................................................          (90)
Severance...........................................................................................         (184)
Other...............................................................................................         (417)
Restructuring reserve, December 30, 1995............................................................     $  3,964

NOTE 3: ACQUISITION

     On January 31, 1994, the Company acquired The Pilliod Cabinet Company, a manufacturer of promotionally priced casegoods furniture, by purchasing all of the common stock of its parent company, Pilliod Holding Company (Pilliod), for $24,259,000 cash (including acquisition expenses), the repayment of Pilliod debt of $29,893,000, and the assumption of other long-term debt of $247,000. The excess of cost over the assigned value of net assets acquired was approximately $32,826,000 and is being amortized using the straight-line method over 40 years. The acquisition was accounted for as a purchase and accordingly, the net assets and operations of Pilliod have been included in the Company's consolidated financial statements beginning on the acquisition date.

NOTE 4: ACCOUNTS RECEIVABLE SECURITIZATION PROGRAM

     During fiscal year 1994, the Company entered into a revolving accounts receivable facility. The facility was revised in March 1995 and provides for the true sale of a defined pool of trade accounts receivable through a wholly-owned subsidiary to a third-party purchaser. Under the revised agreement, which expires in March 1996, the maximum amount of the purchaser's investment can be $40,000,000 and is subject to change based on the level of eligible receivables and concentrations of receivables.

     At December 31, 1994 and December 30, 1995, the defined pool of trade accounts receivable totaled approximately $42,848,000 and $46,430,000, respectively, and the purchaser's investment totaled $32,485,000 and $36,000,000, respectively. The purchaser's average investment for 1994 and 1995 was approximately $28,969,000 and $35,011,000, respectively. The net cash proceeds from the sales of trade accounts receivable are reported as financing activities in the accompanying consolidated statements of cash flows for the years ended December 31, 1994 and December 30, 1995. The purchaser's investment is reflected as a reduction of trade accounts receivables in the accompanying consolidated balance sheets. At December 31, 1994 and December 30, 1995, the Company retained an ownership interest in the receivables pool of approximately $10,363,000 and $10,430,000, respectively, of which approximately $8,090,000 and $9,065,000, respectively, was subordinate to that of the purchaser. The Company maintains reserves which approximate the risk of loss relating to its interest in the receivables. The Company's ongoing obligations with respect to the receivables pool are limited to the subordinated portion of its ownership interest.

     A portion of the cost of the accounts receivable securitization program is based on the purchaser's level of investment and borrowing costs. The total cost of the program, which aggregated $1,458,000 and $2,585,000 in 1994 and 1995, respectively, is included in selling, general and administrative expenses in the accompanying 1994 and 1995 consolidated statements of operations.

                              LADD FURNITURE INC.

NOTE 5: INVENTORIES

     A summary of inventories follows:

                                                                                        DECEMBER 31,    DECEMBER 30,
                                                                                            1994            1995
                                                                                                IN THOUSANDS
Inventories on the FIFO cost method:
  Finished goods.....................................................................     $ 65,046          50,847
  Work in process....................................................................       23,084          17,165
  Raw materials and supplies.........................................................       47,997          33,140
       Total inventories on FIFO cost method.........................................      136,127         101,152
Less adjustments of certain inventories to the LIFO cost method......................      (14,044)        (11,686)
                                                                                          $122,083          89,466

NOTE 6: PROPERTY, PLANT AND EQUIPMENT

     A summary of property, plant and equipment follows:

                                                                                        DECEMBER 31,    DECEMBER 30,
                                                                                            1994            1995
                                                                                                IN THOUSANDS
Land and improvements................................................................     $  6,592           4,356
Buildings and improvements...........................................................       78,381          70,780
Machinery and equipment..............................................................       87,480          69,389
Construction in progress.............................................................        8,343           5,173
                                                                                           180,796         149,698
Less accumulated depreciation........................................................      (71,274)        (67,112)
                                                                                          $109,522          82,586

NOTE 7: INTANGIBLE AND OTHER ASSETS

     A summary of intangible and other assets follows:

                                                                                        DECEMBER 31,    DECEMBER 30,
                                                                                            1994            1995
                                                                                                IN THOUSANDS
Excess of cost over the assigned value of net assets acquired........................     $ 57,038          54,879
Trade names..........................................................................       26,031          21,700
Furniture designs and patents........................................................        9,750           8,815
Other................................................................................        3,041           7,460
                                                                                            95,860          92,854
Less accumulated amortization........................................................      (12,013)        (13,195)
                                                                                          $ 83,847          79,659

                              LADD FURNITURE INC.

NOTE 8: ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

     A summary of accrued expenses and other current liabilities follows:

                                                                                        DECEMBER 31,    DECEMBER 30,
                                                                                            1994            1995
                                                                                                IN THOUSANDS
Payrolls, commissions and employee benefits..........................................     $ 15,291         16,775
Other................................................................................       12,424         14,621
                                                                                          $ 27,715         31,396

NOTE 9: SHORT-TERM BANK BORROWINGS AND LONG-TERM DEBT

     Short-term bank borrowings under a revolving credit facility with a bank totaled $5,000,000 and $3,037,000 at December 31, 1994 and December 30, 1995,
respectively. Borrowings under the facility bear interest at a rate based on the availability of bank funds, and the average borrowing rate in 1994 and 1995 was 4.85% and 6.70%, respectively.

     Long-term debt consists of the following:

                                                                                        DECEMBER 31,    DECEMBER 30,
                                                                                            1994            1995
                                                                                                IN THOUSANDS
Term loan due at various dates through October 19, 1999..............................     $ 75,000          48,100
Revolving credit loan, due October 19, 1999..........................................       61,100          59,000
Other indebtedness, primarily fixed-rate industrial revenue bonds, due through
  2009...............................................................................        8,171           5,807
     Total long-term debt............................................................      144,271         112,907
Less current installments of long-term debt..........................................          687             309
     Long-term debt, excluding current installments..................................     $143,584         112,598

     On October 19, 1994, the Company entered into an amended and restated credit agreement with a syndicate of banks which provided a $75,000,000 five-year term loan and a $115,000,000 five-year revolving credit loan. At December 30, 1995, the Company had available approximately $53,000,000 for future borrowings under the revolving credit loan. Effective August 14, 1995, the credit agreement was further amended (the Amended Facility). The term loan portion of the Amended Facility requires quarterly repayment of $3,607,500 commencing March 1997, with a final payment of the outstanding balance on October 19, 1999. In connection with amending the credit agreement, the Company in 1995 charged to operations approximately $525,000 in unamortized financing fees.

     The pricing of the Amended Facility is determined by a ratio of debt levels to cash flows, as specified. At December 30, 1995, borrowings under the Amended Facility bear interest at LIBOR (5.625%) plus 2 1/8%, prime (8.50%) plus 1 1/8%, or at a lesser rate based on the availability of bank funds, and the Company pays a commitment fee of 1/2% per annum on the unused portion of the revolving credit loan. However, if prior to April 1, 1996 the Company reduces its term loan balance by an additional $13,100,000, the interest rate on the Amended Facility will be reduced by 1/8%. Borrowings under the Amended Facility are unsecured but will become subject to a lien on substantially all the assets of the Company effective March 30, 1996 if the term loan component of the facility has not been reduced to $35,000,000 by that date. The Amended Facility requires the maintenance of certain ratios pertaining to shareholders' equity and operating earnings and contains covenants which relate to future borrowings, liens on assets, specified amounts of consolidated net worth and capital spending, and the operations of the Company. At December 30, 1995, the Company was in compliance with all covenants under the Amended Facility.

     The industrial revenue bonds are secured by property, plant and equipment with a depreciated cost of approximately $4,923,000 at December 30, 1995.

                              LADD FURNITURE INC.

     The aggregate annual maturities of long-term debt during each of the five fiscal years subsequent to December 30, 1995 are approximately as follows:
$309,000 in 1996; $14,678,000 in 1997; $14,742,000 in 1998; $78,330,000 in 1999;
and $4,763,000 in 2000.

     Interest paid by the Company in 1993, 1994 and 1995 amounted to approximately $4,995,000, $8,014,000 and $12,218,000, respectively.

NOTE 10: EMPLOYEE STOCK PLANS

  STOCK OPTION PLAN

     Under incentive stock option plans, the Company grants nontransferable stock options to officers, key management employees and nonemployee directors. Options are generally granted at fair market value on the dates of grant. All optionees were employees or directors of the Company on the date of grant and throughout the term of the option except in the case of death, retirement, or disability.

     A total of 788,889 shares were reserved for option under the previous and current plans. Options granted prior to 1991 are generally exercisable at the cumulative rate of 20% per year after one year from the date of grant. Options granted subsequent to 1990 are exercisable at the cumulative rate of 25% per year after one year from the date of grant. Options expire over a period not to exceed ten years from the date of grant. Stock option activity during 1993, 1994 and 1995 follows:

                                                                                      NUMBER OF     OPTION PRICE
                                                                                       SHARES         PER SHARE
Outstanding at January 2, 1993.....................................................    183,218     $18.00 - $68.28
Granted in 1993....................................................................     45,367     $34.50 - $44.55
Exercised in 1993..................................................................     (3,890 )   $18.00 - $34.89
Cancelled in 1993..................................................................    (27,234 )   $18.00 - $68.28
Outstanding at January 1, 1994.....................................................    197,461     $21.75 - $48.39
Granted in 1994....................................................................    188,645     $17.25 - $33.00
Exercised in 1994..................................................................       (782 )   $         24.00
Cancelled in 1994..................................................................    (46,670 )   $17.25 - $43.14
Outstanding at December 31, 1994...................................................    338,654     $17.25 - $48.39
Granted in 1995....................................................................     40,882     $13.25 - $17.34
Cancelled in 1995..................................................................   (127,358 )   $17.25 - $48.39
Outstanding at December 30, 1995...................................................    252,178     $13.25 - $44.55
Exercisable at December 30, 1995...................................................     98,871     $17.25 - $44.55

  RESTRICTED STOCK AWARDS

     The board of directors periodically awards restricted common stock to key management employees. Vesting of such awards is subject to future service requirements of five years from the date of each award. The difference between cash paid by the employee for the awarded shares, generally par value, and the market value of the shares as of the award date is amortized over the five-year service requirement periods. During 1993, 1994 and 1995, the board of directors awarded and issued 10,321, 16,792 and 29,294 shares, respectively.

NOTE 11: EMPLOYEE BENEFIT PLANS

  DEFINED BENEFIT PENSION PLANS

     The Company and several of its subsidiaries have noncontributory defined benefit pension plans covering qualified salaried and hourly employees. The plans covering qualified salaried employees provide pension benefits based on the participant's final average salary before retirement. The plans covering qualified hourly employees provide pension benefits based on years of service. The Company's policy is to fund normal costs and amortization of prior service costs.

                              LADD FURNITURE INC.

     In addition to the qualified plans, the Company has a nonqualified retirement plan covering certain salaried employees. At December 31, 1994 and December 30, 1995, the Company had approximately $450,000 and $538,000, respectively, of assets available to fund future obligations of the nonqualified plan. These assets are included in intangible and other assets, and the related liability is included in deferred compensation and other liabilities in the accompanying consolidated balance sheets. The liability for the nonqualified retirement plan is reflected in the reconciliation of the funded status of the plans below.

     The following sets forth the funded status of the plans:

                                                                                                       DECEMBER 30,
                                                                            DECEMBER 31, 1994              1995
                                                                     ASSETS EXCEED     ACCUMULATED     ASSETS EXCEED
                                                                      ACCUMULATED    BENEFITS EXCEED    ACCUMULATED
                                                                       BENEFITS          ASSETS          BENEFITS
                                                                                      IN THOUSANDS
Actuarial present value of benefit obligations:
Vested benefit obligation..........................................    $ (30,247)           (973)         (21,463)
Accumulated benefit obligation.....................................    $ (30,819)         (1,442)         (21,797)
Projected benefit obligation for service rendered to date..........      (36,968)         (2,384)         (27,958)
Less plan assets at fair value, primarily equity and fixed
  income investment funds..........................................       35,798              --           25,921
Projected benefit obligation in excess of plan assets..............       (1,170)         (2,384)          (2,037)
Unrecognized net obligation (asset) at transition being amortized
  over 15 years....................................................         (572)             --               73
Unrecognized net (gain) loss.......................................       (1,023)            589           (1,214)
Unrecognized prior service cost....................................        1,933             534            1,396
Adjustment required to recognize minimum liability.................           --            (181)              --
Pension liability recognized in the consolidated balance
  sheets...........................................................    $    (832)         (1,442)          (1,782)

                                                                       ACCUMULATED
                                                                     BENEFITS EXCEED
                                                                         ASSETS
Actuarial present value of benefit obligations:
Vested benefit obligation..........................................      (18,623)
Accumulated benefit obligation.....................................      (19,037)
Projected benefit obligation for service rendered to date..........      (20,901)
Less plan assets at fair value, primarily equity and fixed
  income investment funds..........................................       17,384
Projected benefit obligation in excess of plan assets..............       (3,517)
Unrecognized net obligation (asset) at transition being amortized
  over 15 years....................................................         (568)
Unrecognized net (gain) loss.......................................        2,315
Unrecognized prior service cost....................................          644
Adjustment required to recognize minimum liability.................         (527)
Pension liability recognized in the consolidated balance
  sheets...........................................................       (1,653)

     Net pension expense for the plans for 1993, 1994 and 1995 included the following components:

                                                                                                     1993       1994      1995
                                                                                                           IN THOUSANDS
Service costs-benefits earned during the period..................................................   $ 1,915     2,374     2,047
Interest cost on projected obligation............................................................     2,644     3,101     3,186
Return on assets.................................................................................    (4,737)     (121)   (9,036)
Amortization of unrecognized net obligation (asset) at transition and net deferrals..............     2,166    (2,522)    6,038
Net pension expense..............................................................................   $ 1,988     2,832     2,235

     The Company also recorded in 1995 a net curtailment gain resulting from the Brown Jordan and LL&P divestitures totalling approximately $692,000. This curtailment gain was included in determining the restructuring expense in the 1995 consolidated statement of operations.

     The projected benefit obligation at December 31, 1994 and December 30, 1995 was determined using an assumed discount rate of 8.50% and 7.25%, respectively. The salary plans assume a long-term rate of increase in compensation of 4.50% to age 60, and 3% thereafter. The assumed long-term rate of return on plan assets is 8.5%.

  DEFINED CONTRIBUTION PLANS

     The Company has savings plans for certain employees which qualify under
Section 401(k) of the Internal Revenue Code. The plans allow eligible employees to contribute up to a fixed percentage of their compensation, with the Company matching a portion of each employee's contributions. Company contributions under the plans aggregated approximately $687,000 in 1993, $635,000 in 1994, and $549,000 in 1995.

                              LADD FURNITURE INC.

NOTE 12: POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     The Company has plans which provide for postretirement health care benefits for certain employees. These benefits include major medical insurance with deductible and coinsurance provisions. The Company pays all benefits on a current basis and the plans are not funded.

     The components of the net postretirement benefit cost for 1993, 1994 and 1995 are as follows:

                                                                                                       1993     1994     1995
                                                                                                            IN THOUSANDS
Service costs......................................................................................   $  439      286      232
Interest costs of benefit obligation...............................................................    1,611    1,132    1,252
Amortization of transition obligation..............................................................    1,031      759      759
                                                                                                      $3,081    2,177    2,243

     The plans' funded status as of December 31, 1994 and 1995 was as follows:

                                                                                                 1994       1995
                                                                                                  IN THOUSANDS
Accumulated postretirement benefit obligation:
  Retirees..................................................................................   $ (9,758)   (10,329)
  Active participants eligible to retire....................................................     (3,739)    (4,191)
  Other active participants.................................................................     (1,921)    (2,480)
                                                                                                (15,418)   (17,000)
Unrecognized net (gain) loss................................................................     (1,078)       338
Unrecognized transition obligation being amortized over 20 years............................     13,665     12,906
Accrued postretirement benefit cost.........................................................   $ (2,831)    (3,756)

     During 1994, the Company amended its retiree health care plan to limit the Company's contributions and to eliminate benefits for certain employees. The effect of these amendments was to reduce the December 31, 1994 accumulated postretirement benefit obligation and the unrecognized transition obligation by approximately $5,163,000. Additionally, the effect of the change was to reduce the net postretirement cost by approximately $801,000 in both 1994 and 1995.

     The postretirement benefit obligation was determined by application of the terms of the various plans using relevant actuarial assumptions. Health care costs are projected to increase at annual rates ranging from 8.00% in 1995 down to 5.50% in 1997 and thereafter. A one percent annual increase in these assumed cost trend rates would increase the accumulated postretirement benefit obligation at December 30, 1995 by approximately $788,000 and the service and interest cost components of the net postretirement benefit cost for 1995 would be approximately the same. The assumed discount rate used in determining the accumulated postretirement benefit obligation at December 31, 1994 and December 30, 1995 was 8.50% and 7.25%, respectively.

                              LADD FURNITURE INC.

NOTE 13: INCOME TAXES

     Components of income tax expense (benefit) for 1993, 1994 and 1995 are as follows:

                                                                                                    1993      1994      1995
                                                                                                          IN THOUSANDS
Current:
Federal.........................................................................................   $1,855     1,769     (4,650)
State...........................................................................................      492       144       (167)
                                                                                                    2,347     1,913     (4,817)
Deferred:
Federal.........................................................................................      199    (1,034)   (11,521)
State...........................................................................................       15      (170)    (1,898)
                                                                                                      214    (1,204)   (13,419)
                                                                                                   $2,561       709    (18,236)

     The effective income tax rate on earnings (loss) before income taxes for the years ended January 1, 1994, December 31, 1994 and December 30, 1995 was 40.0%, 14.1% and 42.0%, respectively. The actual income tax expense (benefit) differs from the "expected" income tax expense (benefit) computed by applying the Federal income tax rate of 34% to earnings (loss) before income taxes for the years ended January 1, 1994, December 31, 1994 and December 30, 1995 as follows:

                                                                                                     1993     1994      1995
                                                                                                           IN THOUSANDS
Computed "expected" income tax expense (benefit).................................................   $2,178    1,706    (14,765)
Increases (reductions) due to:
  Restructuring and reorganization charges.......................................................       --       --     (1,664)
  State income taxes, net of Federal income tax benefit..........................................      335       28         53
  Amortization of the excess of cost over the assigned value of net assets acquired..............      250      463        587
  Expenses subject to percentage limitations.....................................................       45      130        117
  Utilization of capital loss carryforwards to offset income tax expense of realized
     capital gains...............................................................................       --     (913)    (1,655)
  Tax credits, net...............................................................................      (92)    (230)      (571)
  Donation of appreciated property...............................................................       --     (170)        --
  Foreign trade income exemptions................................................................      (99)    (154)      (193)
  Other..........................................................................................      (56)    (151)      (145)
Actual income tax expense (benefit)..............................................................   $2,561      709    (18,236)

     During 1993, the effect of enacted changes in tax rates was to increase deferred income tax expense by approximately $469,000.

     During the years ended January 1, 1994 and December 31, 1994, the Company paid income taxes (net of refunds received) amounting to approximately $1,863,000 and $2,030,000, respectively. During the year ended December 30, 1995, the Company received refunds (net of taxes paid) of approximately $188,000. The Company expects to receive refunds of income taxes paid in the three prior years as a result of the allowable carryback of the net operating loss sustained in 1995.

                              LADD FURNITURE INC.

     The tax effects of temporary differences and tax loss carryforwards that give rise to significant portions of deferred tax assets and liabilities consist of the following:

                                                                                        DECEMBER 31,    DECEMBER 30,
                                                                                            1994            1995
                                                                                                IN THOUSANDS
Deferred tax liabilities:
  Inventories........................................................................     $ (7,226)         (7,092)
  Property, plant and equipment......................................................       (8,315)        (10,304)
  Intangible and other assets........................................................       (8,420)         (7,201)
  Other..............................................................................       (2,428)         (2,249)
     Total deferred tax liabilities..................................................      (26,389)        (26,846)
Deferred tax assets:
  Accounts receivable................................................................        1,727           1,854
  Inventories........................................................................          668           3,145
  Liabilities and reserves...........................................................        7,212          10,465
  Restructuring and reorganization...................................................           --           8,064
  Capital loss carryforwards.........................................................        1,674              --
  Net operating loss carryforwards...................................................        1,885           1,885
  Other..............................................................................          435             409
     Gross deferred tax assets.......................................................       13,601          25,822
  Valuation allowances...............................................................       (3,540)         (1,885)
     Total deferred tax assets.......................................................       10,061          23,937
Net deferred tax liability...........................................................     $(16,328)         (2,909)

     Deferred taxes are classified in the accompanying consolidated balance sheets as follows:

                                                                                        DECEMBER 31,    DECEMBER 30,
                                                                                            1994            1995
                                                                                                IN THOUSANDS
Prepaid expenses and other current assets............................................     $     --          2,528
Accrued expenses and other current liabilities.......................................       (1,080)            --
Deferred income taxes................................................................      (15,248)        (5,437)
                                                                                          $(16,328)        (2,909)

     A valuation allowance was provided for the deferred tax assets related to capital loss carryforwards existing as of December 31, 1994. At that date, the Company had approximately $4,225,000 of capital loss carryforwards available to offset future capital gains, for which there was a $1,655,000 valuation allowance. The full amount of the capital loss carryforwards were utilized in 1995 to offset a like amount of realized capital gains, and the full valuation allowance of $1,655,000 was reduced accordingly.

     In 1994, a valuation allowance was also provided for the deferred tax assets related to acquired subsidiary net operating loss (NOL) carryforwards. With the purchase of the Pilliod stock in January 1994, the Company recorded a deferred tax asset of approximately $2,339,000 for Pilliod's NOL carryforwards along with a valuation allowance of a like amount. NOL carryforwards of approximately $1,150,000 were utilized later in 1994, and the valuation allowance was reduced accordingly. The excess of cost over the assigned value of net assets acquired decreased in 1994 approximately $453,000 in recognition of the tax benefits resulting from the utilization of the NOL carryforwards. The remaining NOL's of approximately $4,761,000 may be carried forward up to 13 more years to offset future earnings, subject to normal annual limitations prescribed by tax law. A valuation allowance of $1,885,000 remains in deferred taxes for these unexpired NOL carryforwards. Tax benefits recognized subsequent to 1995 relating to the valuation allowance for deferred tax assets at December 30, 1995 will be applied to reduce the excess of cost over the assigned value of Pilliod's net assets acquired.

                              LADD FURNITURE INC.

     The Company believes that it is more likely than not the results of future operations will generate sufficient taxable income to realize the remaining deferred tax assets.

NOTE 14: LEASES

     The Company leases manufacturing facilities, various warehouses, sales offices and showrooms, as well as manufacturing, transportation and data processing equipment under operating leases which expire at various dates through 2026. Future minimum lease payments under noncancelable operating leases as of December 30, 1995 are:

                                                                                           IN THOUSANDS
Fiscal year:
1996....................................................................................     $ 10,489
1997....................................................................................        9,298
1998....................................................................................        7,602
1999....................................................................................        6,752
2000....................................................................................        4,474
Thereafter..............................................................................        3,028
     Total..............................................................................     $ 41,643

     In 1994 and 1995, the Company entered into sale leaseback agreements for certain manufacturing equipment located at several of its manufacturing facilities. These transactions have been recorded as sales. The cash proceeds from the sales of approximately $14,566,000 and $6,691,000, respectively, were used to repay long-term debt. The gains from the sales of approximately $683,000 and $323,000, respectively, have been recorded in the accompanying consolidated balance sheets as deferred income and are being amortized into operations over the term of the leases. Under the agreements, the Company will lease the equipment over 69 months. The Company has the option to purchase the equipment at the end of the lease terms.

     In February 1996, the Company repurchased $4,648,000 of leased equipment utilizing long-term debt in connection with the divestiture of Fournier Furniture.

     Rental expense for cancelable and noncancelable operating leases charged to operations was as follows:

                                                                                           IN THOUSANDS
Fiscal year:
1993....................................................................................     $ 10,275
1994....................................................................................       11,459
1995....................................................................................       14,870

     Rental expense includes contingent rentals based upon usage of transportation equipment under cancelable and noncancelable operating leases which totaled approximately $650,000 in 1993, $762,000 in 1994, and $618,000 in 1995.

NOTE 15: DEALER FINANCING ARRANGEMENT

     The Company has a cancelable financing arrangement whereby certain notes receivable from furniture dealers are assigned with recourse to a bank. The terms of the notes receivable, which are collateralized by inventories held by the furniture dealers, range from 12 to 48 months with interest rates ranging from 6% to prime plus 1 1/4%. Upon cancellation of the financing arrangement, the bank retains the previously assigned notes receivable and, as such, the notes receivable and related obligations under the dealer financing arrangement are not recorded in the December 31, 1994 and December 30, 1995 consolidated balance sheets. Total notes receivable assigned during fiscal 1993, 1994 and 1995 were approximately $7,503,000, $4,286,000 and $2,703,000, respectively.

     At December 30, 1995, the Company was contingently liable for approximately $4,336,000 of receivables transferred with recourse to the bank under the dealer financing arrangement for which the Company maintains a $2,800,000 letter of credit agreement to fund any liabilities which might arise under the program. In the opinion of management, adequate provision for potential losses under the dealer financing arrangement has been included in the allowances for doubtful receivables, discounts, returns and allowances in the accompanying consolidated balance sheets.

                     LADD FURNITURE, INC. AND SUBSIDIARIES

                            SELECTED QUARTERLY DATA

          DOLLAR AND SHARE DATA IN THOUSANDS, EXCEPT PER SHARE AMOUNTS

                                                                FISCAL 1994                            FISCAL 1995
                                                   4TH         3RD        2ND        1ST        4TH        3RD        2ND
                                                 QUARTER     QUARTER    QUARTER    QUARTER    QUARTER    QUARTER    QUARTER
OPERATING STATEMENT DATA
  Net sales...................................   $146,172    153,182    153,182    139,039    152,981    159,144    148,989
  Cost of sales...............................    122,242    123,640    122,657    113,455    125,379    130,549    133,492
    Gross profit..............................     23,930    29,542     30,525     25,584     27,602     28,595     15,497
  Selling, general and administrative
    expenses..................................     24,784    23,562     23,996     21,569     25,792     23,402     28,335
  Restructuring expense.......................         --        --         --         --       (576 )       --     25,696
    Operating income (loss)...................       (854)    5,980      6,529      4,015      2,386      5,193     (38,534)
  Other deductions (income):
    Interest expense..........................      2,771     2,328      2,206      1,634      3,152      2,997      2,846
    Other (net)...............................        793       445        524        (48 )      661        163      2,687
  Earnings (loss) before income taxes.........     (4,418)    3,207      3,799      2,429     (1,427 )    2,033     (44,067)
  Income tax expense (benefit)................     (2,121)      962      1,094        774     (1,645 )      142     (16,744)
    Net earnings (loss).......................   $ (2,297)    2,245      2,705      1,655        218      1,891     (27,323)
  Depreciation................................   $  3,896     3,626      3,476      3,145      2,780      2,677      3,555
  Amortization................................      1,205       864        893        707        804        755      1,304
  Cash dividends paid.........................        693       693        692        693        348        348        695
  Weighted average shares outstanding.........      7,700     7,700      7,697      7,690      7,729      7,726      7,725
PER SHARE DATA
  Net sales...................................   $  18.98     19.89      19.90      18.08      19.79      20.60      19.29
  Net earnings (loss).........................      (0.30)     0.29       0.35       0.22       0.03       0.24      (3.54)
  Cash dividends..............................       0.09      0.09       0.09       0.09       0.05       0.05       0.09
  Quarter-end book value......................      19.73     20.11      19.89      19.63      16.20      16.21      16.00
BALANCE SHEET DATA
  Net working capital.........................   $123,685    92,421     96,349     104,454    79,528     84,929     89,109
  Net property, plant and equipment...........    109,522    121,364    117,780    113,580    82,586     82,567     83,826
  Total assets................................    378,816    402,213    394,373    390,716    312,986    336,868    337,075
  Long-term debt..............................    143,584    125,782    126,967    130,635    112,598    140,182    145,287
  Shareholders' equity........................    151,906    154,821    153,138    151,104    125,197    125,224    123,578
RATIOS
  Gross profit margin.........................       16.4%     19.3       19.9       18.4       18.0       18.0       10.4
  Operating profit (loss) margin..............       (0.6)      3.9        4.3        2.9        1.6        3.3      (25.9)
  Return (loss) on sales......................       (1.6)      1.5        1.8        1.2        0.1        1.2      (18.3)
  Effective income tax rate...................       48.0      30.0       28.8       31.9        N/M        N/M       38.0
  Long-term debt to capitalization............       45.3      42.1       42.5       43.4       45.1       50.7       51.8
STOCK DATA
  High........................................   $  19.50     24.00      27.75      35.25      13.63      14.13      16.88
  Low.........................................      14.63     17.63      18.00      24.75      12.88      12.88      12.25
  Close.......................................      19.50     18.00      21.00      26.25      13.13      13.00      13.00
  Trading volume (shares).....................      2,859     1,613        778      1,223      1,203      1,423      2,523

                                                  1ST
                                                QUARTER
OPERATING STATEMENT DATA
  Net sales...................................  153,388
  Cost of sales...............................  126,560
    Gross profit..............................  26,828
  Selling, general and administrative
    expenses..................................  23,816
  Restructuring expense.......................      --
    Operating income (loss)...................   3,012
  Other deductions (income):
    Interest expense..........................   2,803
    Other (net)...............................     174
  Earnings (loss) before income taxes.........      35
  Income tax expense (benefit)................      11
    Net earnings (loss).......................      24
  Depreciation................................   3,659
  Amortization................................     895
  Cash dividends paid.........................     695
  Weighted average shares outstanding.........   7,705
PER SHARE DATA
  Net sales...................................   19.91
  Net earnings (loss).........................    0.00
  Cash dividends..............................    0.09
  Quarter-end book value......................   19.57
BALANCE SHEET DATA
  Net working capital.........................  133,260
  Net property, plant and equipment...........  109,014
  Total assets................................  389,056
  Long-term debt..............................  153,102
  Shareholders' equity........................  151,176
RATIOS
  Gross profit margin.........................    17.5
  Operating profit (loss) margin..............     2.0
  Return (loss) on sales......................     0.0
  Effective income tax rate...................    31.4
  Long-term debt to capitalization............    47.0
STOCK DATA
  High........................................   19.88
  Low.........................................   13.88
  Close.......................................   14.63
  Trading volume (shares).....................   4,450

NOTES: Long-term debt excludes current installments. Pilliod Furniture included in consolidated results from its January 31, 1994 acquisition by LADD. Stock price and volume data for calendar quarters. N/M = Not Meaningful. All stock data has been adjusted to reflect the 1 for 3 reverse stock split effective May 16, 1995.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     No changes in accountants or disagreements with accountants on accounting or financial disclosure occurred in fiscal years 1995 and 1994.

                                    PART III

     Part III is omitted as the Company intends to file with the Commission within 120 days after the end of the Company's fiscal year a definitive proxy statement pursuant to Regulation 14A which will involve the election of directors. With the exception of the information specifically required by Items 10, 11, 12 and 13 of this Part III contained in the Company's proxy statement, the Company's proxy statement is not incorporated by reference nor deemed to be filed as a part of this report, including without limitation the Board Compensation Committee Report on Executive Compensation required by Item 402(k) of Regulation S-K and the Performance Graph required by Item 402(l) of Regulation S-K.

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

     See reference to definitive proxy statement under Part III. See pages 4-5; 15 in the Company's definitive proxy statement.

ITEM 11. EXECUTIVE COMPENSATION

     See reference to definitive proxy statement under Part III. See pages 9-14 in the Company's definitive proxy statement.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     See reference to definitive proxy statement under Part III. See pages 2-3 in the Company's definitive proxy statement.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     See reference to definitive proxy statement under Part III. See pages 13-14 in the Company's definitive proxy statement.

                                    PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

                                                                                                                   PAGE(S) IN THIS
                                                                                                                      FORM 10-K

(a)    The following documents are filed as part of this report:

       (1)   Financial Statements

             Consolidated Statements of Operations for the years ended January 1, 1994, December 31, 1994, and
             December 30, 1995..................................................................................           16

             Consolidated Balance Sheets as of December 31, 1994 and December 30, 1995..........................           17

             Consolidated Statements of Cash Flows for the years ended January 1, 1994, December 31, 1994, and
             December 30, 1995..................................................................................           18

             Consolidated Statements of Shareholders' Equity for the years ended January 1, 1994, December 31,
             1994, and December 30, 1995........................................................................           19

             Notes to Consolidated Financial Statements.........................................................        20-31

             Independent Auditors' Report.......................................................................           15

       (2)   Index to Financial Statement Schedule:

             Independent Auditors' Report For the years ended January 1, 1994, December 31, 1994, and December
             30, 1995...........................................................................................         (F-1)

             II -- Valuation and Qualifying Accounts and Reserves...............................................         (F-2)

             All other schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

       (3)   List of Executive Compensation Plans

             LADD Furniture, Inc. 1994 Incentive Stock Option Plan

             Employee Restricted Stock Purchase Agreements for the named executive officers of the registrant as required by Item 402(a)(2) of Regulation S-K

             Executive Employment Agreements with each of Richard R. Allen, Fred L. Schuermann, Jr., William S.
             Creekmuir, Kenneth E. Church, Donald L. Mitchell, and Michael P. Haley

             LADD Furniture, Inc. Supplemental Retirement Income Plan

             LADD Furniture, Inc. Long-Term Incentive Plan (1994)

             LADD Furniture, Inc. Long-Term Incentive Plan (1995)

             LADD Furniture, Inc. Long-Term Incentive Plan (1996)

             LADD Furniture, Inc. 1996 Management Incentive Plan

(b)    No reports on Form 8-K were filed in the last quarter of fiscal 1995.

(c)    Exhibits

             3.  Articles of Incorporation and Amendments.

             (Previously filed as Exhibit 10 to Item 14 of the Company's Annual Report on Form 10-K for the year ended December 29, 1990, filed with the Commission on March 28, 1991 and as Exhibit 10.1 to Item 6
             of the Company's Quarterly Report on Form 10-Q for the quarter ended July 1, 1995, filed with the
             Commission on August 15, 1995)

             Enclosed as Exhibit 3.1 to this Annual Report on Form 10-K for the year ended December 30, 1995

             3.1 Bylaws (as amended March 5, 1996)

             10.  LADD Furniture, Inc. 1994 Incentive Stock Option Plan

             (Previously filed as Exhibit 10.1 to Item 6 of the Company's Quarterly Report on Form 10-Q for the
             quarter ended July 2, 1994, filed with the Commission on August 16, 1994)

             Employee Restricted Stock Purchase Agreement between the Company and Fred L. Schuermann, Jr. dated
             February 25, 1993

             Employee Restricted Stock Purchase Agreement between the Company and William S. Creekmuir dated
             February 25, 1993

             (Previously filed as Exhibit 10 to Item 14 to the Company's Annual Report on Form 10-K for the year ended January 2, 1993, filed with the Commission on March 30, 1993)

             Employee Restricted Stock Purchase Agreement between the Company and Fred L. Schuermann, Jr. dated
             February 24, 1994

             Employee Restricted Stock Purchase Agreement between the Company and William S. Creekmuir dated
             February 24, 1994

             (Previously filed as Exhibits 10.3 and 10.4 to the Company's Annual Report on Form 10-K for the
             year ended January 1, 1994, filed with the Commission on March 31, 1994)

             Employee Restricted Stock Purchase Agreement between the Company and Fred L. Schuermann, Jr. dated
             March 2, 1995

             Employee Restricted Stock Purchase Agreement between the Company and William S. Creekmuir dated
             March 2, 1995

             (Previously filed as Exhibits 10.2 and 10.3 to the Company's Annual Report on Form 10-K for the
             year ended December 31, 1994, filed with the Commission on March 30, 1995.)

             Enclosed as Exhibits 10.1 - 10.6 to this Annual Report on Form 10-K for the year ended December 30,
             1995

             10.1 Employee Restricted Stock Purchase Agreement between the Company and Kenneth E. Church dated
                  February 28, 1991.

             10.2 Employee Restricted Stock Purchase Agreement between the Company and Kenneth E. Church dated
                  February 25, 1993.

             10.3 Employee Restricted Stock Purchase Agreement between the Company and Kenneth E. Church dated
                  February 24, 1994.

             10.4 Employee Restricted Stock Purchase Agreement between the Company and Kenneth E. Church dated
                  March 2, 1995.

             10.5 Employee Restricted Stock Purchase Agreement between the Company and Michael P. Haley dated
                  June 23, 1994.

             10.6 Employee Restricted Stock Purchase Agreement between the Company and Michael P. Haley dated
                  March 2, 1995.

             Executive Employment Agreement between the Company and Fred L. Schuermann, Jr. dated October 28,
             1994

             (Previously filed as Exhibit 10.2 to Item 6 of the Company's Quarterly Report on Form 10-Q for the
             quarter ended October 1, 1994, filed with the Commission on November 15, 1994)

             Enclosed as Exhibits 10.7 - 10.10 to this Annual Report on Form 10-K for the year ended December
             30, 1995

             10.7 Executive Employment Agreement between the Company and William S. Creekmuir dated December 1,
                  1995.

             10.8 Executive Employment Agreement between the Company and Kenneth E. Church dated May 22, 1995.

             10.9 Executive Employment Agreement between the Company and Donald L. Mitchell dated January 1,
                  1996.

             10.10 Executive Employment Agreement between the Company and Michael P. Haley dated March 5, 1996.

             Asset Purchase Agreement, dated as of June 1, 1989, among the Company, Maytag Corporation, The BJC
             Company and The Gunlocke Company

             (Previously filed as Exhibit 10(a) to the Company's Current Report on Form 8-K, dated as of June 1,
             1989, filed with the Commission on June 2, 1989)

             First Amendment and Waiver to Asset Purchase Agreement, dated as of July 7, 1989, by and among the
             Company, Pennsylvania House, Inc., The McGuire Furniture Company, The Kittinger Company, Charter
             Furniture, Inc., Brown Jordan Company and The Gunlocke Company, a North Carolina corporation, and
             Maytag Corporation, The Gunlocke Company, a Delaware corporation, and The BJC Company

             (Previously filed as Exhibit 10 to the Company's Current Report on Form 8-K, filed with the
             Commission on July 21, 1989, as amended by Form 8 filed with the Commission on September 18, 1989)

             LADD Furniture, Inc. Supplemental Retirement Income Plan

             (Previously filed as Exhibit 10 to the Company's Annual Report on Form 10-K, for the year ended
             December 30, 1989, filed with the Commission on March 30, 1990)

             Enclosed as Exhibit 10.11 - 10.13 to this Annual Report on Form 10-K for the year ended December
             30, 1995

             10.11 LADD Furniture, Inc. Long-Term Incentive Plan (1994)

             10.12 LADD Furniture, Inc. Long-Term Incentive Plan (1995)

             10.13 LADD Furniture, Inc. Long-Term Incentive Plan (1996)

             Amended and Restated Credit Agreement, dated as of October 19, 1994, between the Company,
             NationsBank of North Carolina, N.A. as agent, and each of the banks signatory to the Credit
             Agreement

             (Previously filed as Exhibit 10.1 to the Company's Current Report on Form 8-K, dated October 19,
             1994, filed with the Commission on November 14, 1994)

             First Amendment to Amended and Restated Credit Agreement dated as of February 16, 1995, between the
             Company, NationsBank, N.A., as agent and each of the banks signatory thereto.

             (Previously filed as Exhibit 10.4 to the Company's Report on Form 10-K for the year ended December
             31, 1994, filed with the Commission on March 30, 1995).

             Second Amendment to Amended and Restated Credit Agreement dated as of March 30, 1995, between the
             Company, NationsBank, N.A., as agent, and each of the banks signatory thereto.

             (Previously filed as Exhibit 10.4 to Item 6 of the Company's Quarterly Report on Form 10-Q for the
             quarter ended April 1, 1995, filed with the Commission on May 10, 1995)

             Third Amendment to Amended and Restated Credit Agreement dated as of August 14, 1995, between the
             Company, NationsBank, N.A., as agent, and each of the banks signatory thereto.

             (Previously filed as Exhibit 10.4 of Item 6 of the Company's Quarterly Report on Form 10-Q for the
             quarter ended July 1, 1995, filed with the Commission on August 15, 1995.)

             Equipment Leasing Agreement dated as of December 15, 1994 between BOT Financial Corporation and the
             Company

             Equipment Leasing Agreement dated as of December 15, 1994 between UnionBanc Leasing Corporation and the Company

             (Previously filed as Exhibits 10.1 and 10.2 to Item 7 of the Company's Current Report on Form 8-K,
             dated December 28, 1994, filed with the Commission on January 15, 1995)

             Amendment No. 1 dated as of June 7, 1995 to the Equipment Leasing Agreement dated as of December
             15, 1994 between Unionbanc Leasing Corporation and the Company.

             Amendment No. 1 dated as of June 7, 1995 to the Equipment Leasing Agreement dated as of December
             15, 1994 between BOT Financial Corporation and the Company.

             Amendment No. 1 dated as of June 15, 1995 amending Lease Supplement No. One to the Equipment
             Leasing Agreement dated as of December 15, 1994 between BOT Financial Corporation and the Company.

             (Previously filed as Exhibits 10.2 - 10.4 to Item 6 of the Company's Quarterly Report on Form 10-Q
             for the quarter ended July 1, 1995, filed with the Commission on August 15, 1995)

             Transfer and Administration Agreement dated as of March 30, 1995, between Enterprise Funding
             Corporation, LADD Funding Corp., and LADD Furniture, Inc.

             Receivables Purchase Agreement dated as of March 30, 1995, between LADD Funding Corp. and LADD
             Furniture, Inc.

             Receivables Purchase Agreement dated as of March 30, 1995, between LADD Furniture, Inc.,
             Clayton-Marcus Company, Inc., Barclay Furniture Co., and Pilliod Furniture, Inc.

             (Previously filed as Exhibits 10.1 - 10.3 to Item 6 of the Company's Quarterly Report on Form 10-Q
             for the quarter ended April 1, 1995, filed with the Commission on May 10, 1995)

             Stock Purchase Agreement dated November 7, 1995 between LADD Furniture, Inc. and BJCL, Inc.

             First Amendment to Stock Purchase Agreement dated December 29, 1995 among LADD Furniture, Inc.,
             BJCL, Inc. and BJ Acquisition Corp.

             Agreement of Sale between BJIP, Inc. and Cherry Grove, Inc. dated December 29, 1995.

             Asset Purchase Agreement dated November 6, 1995 between LADD Furniture, Inc. and Lea Lumber &
             Plywood, L.L.C.

             First Amendment to Asset Purchase Agreement dated December 29, 1995 between LADD Furniture, Inc.
             and Lea Lumber & Plywood, L.L.C.

             (Previously filed as Exhibits 2.1 - 2.5 to the Company's Current Report on Form 8-K dated December
             29, 1995 filed with the Commission on January 16, 1996)

             Stock Purchase Agreement dated January 5, 1996 among LADD Furniture, Inc., Fournier Furniture, Inc.
             and Fournier Acquisition Co.

             First Amendment to Stock Purchase Agreement dated February 26, 1996 among LADD Furniture, Inc.,
             Fournier Furniture, Inc., Fournier Acquisition Co., and Furniture Acquisition Co.

             (Previously filed as Exhibits 2.1 and 2.2 to the Company's Current Report on Form 8-K dated
             February 26, 1996, filed with the Commission on March 12, 1996.)

             Enclosed as Exhibit 10.14 to this Annual Report on Form 10-K for the year ended December 30, 1995

             10.14 1996 Management Incentive Plan

             22.  Subsidiaries of Registrant

             American Drew, Inc., a North Carolina corporation

             American Furniture Company, Incorporated, a Virginia corporation

             Barclay Furniture Co., a Mississippi corporation

             Cherry Grove, Inc., a Delaware corporation (in process of being dissolved)

             Clayton-Marcus Company, Inc., a North Carolina corporation

             Kenbridge Furniture, Inc., a North Carolina corporation

             LFI Capital Management, Inc., a Delaware corporation

             LADD Contract Sales Corporation, a North Carolina corporation

             LADD Funding Corp., a Delaware corporation

             LADD International Sales Corp., a Barbados corporation

             LADD Transportation, Inc., a North Carolina corporation

             Lea Industries, Inc., a North Carolina corporation

             Lea Industries, Inc., a Tennessee corporation

             Lea Industries of Virginia, Inc., a Virginia corporation

             Lea Lumber and Plywood Co., a Virginia corporation

             Pennsylvania House, Inc., a North Carolina corporation

             Pilliod Furniture, Inc., a North Carolina corporation

             Enclosed as Exhibit 24.1 to this Annual Report on Form 10-K for the year ended December 30, 1995

             24.1 Consent of KPMG Peat Marwick LLP

             Enclosed as Exhibit 27.1 to this Annual Report on Form 10-K for the year ended December

             27.1 Financial Data Schedule (EDGAR version only)

                                   SIGNATURES

     Pursuant to the requirement of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                         LADD FURNITURE, INC.
                                         (Registrant)

                                         By: /s/ WILLIAM S. CREEKMUIR    3/28/96
                                           WILLIAM S. CREEKMUIR           (DATE)
                                           EXECUTIVE VICE PRESIDENT, CHIEF
                                           FINANCIAL OFFICER, SECRETARY, AND
                                           TREASURER (PRINCIPAL FINANCIAL
                                         OFFICER)

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

/S/ DON A. HUNZIKER                              3/28/96      /S/ RICHARD R. ALLEN                             3/28/96
DON A. HUNZIKER                                       (DATE)  RICHARD R. ALLEN                                      (DATE)
DIRECTOR                                                      DIRECTOR

/S/ O. WILLIAM FENN, JR.                          3/28/96     /S/ DARYL B. ADAMS                               3/28/96
O. WILLIAM FENN, JR.                                  (DATE)  DARYL B. ADAMS                                        (DATE)
DIRECTOR                                                      VICE PRESIDENT, CORPORATE CONTROLLER,
                                                              ASSISTANT SECRETARY, AND ASSISTANT
                                                              TREASURER (PRINCIPAL ACCOUNTING OFFICER)

/S/ THOMAS F. KELLER                             3/28/96      /S/ JAMES H. CORRIGAN, JR.                        3/28/96
THOMAS F. KELLER                                      (DATE)  JAMES H. CORRIGAN, JR.                                (DATE)
DIRECTOR                                                      DIRECTOR

/S/ WILLIAM B. CASH                              3/28/96      /S/ L. GLENN ORR, JR.                              3/28/96
WILLIAM B. CASH                                       (DATE)  L. GLENN ORR, JR.                                     (DATE)
DIRECTOR                                                      DIRECTOR

/S/ FRED L. SCHUERMANN, JR.                      3/28/96      /S/ WILLIAM S. CREEKMUIR                        3/28/96
FRED L. SCHUERMANN, JR.                               (DATE)  WILLIAM S. CREEKMUIR                                  (DATE)
PRESIDENT, CHIEF EXECUTIVE OFFICER AND                        EXECUTIVE VICE PRESIDENT, CHIEF
DIRECTOR                                                      FINANCIAL OFFICER, SECRETARY, AND TREASURER
                                                              (PRINCIPAL FINANCIAL OFFICER)

                                      39